UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934

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☐  Preliminary Proxy Statement
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☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

ARBOR REALTY TRUST, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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As filed with the Commission on April 10, 2008

  Arbor Realty Trust, Inc.

April 10, 2008

Dear Fellow Stockholders:

On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders of Arbor Realty Trust, Inc. to be held at the Teleconference Center on the Lower Level of 333 Earle Ovington Boulevard, Uniondale, New York, on May 21, 2008, at 1:00 p.m., local time. The matters to be considered by the stockholders at the annual meeting are described in detail in the accompanying materials.

It is important that you be represented at the annual meeting regardless of the number of shares you own or whether you are able to attend the annual meeting in person.

Let me urge you to mark, sign and date your proxy card today and to return it in the envelope provided.

Sincerely,

Ivan Kaufman
Chairman and Chief Executive Officer and President

  Arbor Realty Trust, Inc.

Notice of Annual Meeting of Stockholders
To Be Held on May 21, 2008

To the Stockholders of Arbor Realty Trust, Inc.:

The annual meeting of stockholders of Arbor Realty Trust, Inc., a Maryland corporation (the “Company”), will be held at the Teleconference Center on the Lower Level of 333 Earle Ovington Boulevard, Uniondale, New York, on May 21, 2008, beginning at 1:00 p.m., local time. The matters to be considered by stockholders at the annual meeting, which are described in detail in the accompanying materials, are:

(1) a proposal to elect three Class II directors, each to serve until the 2011 annual meeting of stockholders and until their respective successors are duly elected and qualify;

(2) a proposal to amend the Company’s 2003 Omnibus Stock Incentive Plan (the “Plan”) to authorize an additional 400,000 shares of the Company’s common stock for issuance under the Plan;

(3) a proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2008;

(4) if properly presented at the meeting, a stockholder proposal requesting that the Board of Directors of the Company take the steps necessary to eliminate the classification of terms of the Company’s directors to require that all of the Company’s directors stand for election annually; and

(5) the transaction of any other business that may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

Stockholders of record at the close of business on April 1, 2008 will be entitled to notice of and to vote at the annual meeting. It is important that your shares be represented at the annual meeting regardless of the size of your securities holdings. A proxy statement, proxy card, self-addressed envelope and Annual Report to Stockholders for the fiscal year ended December 31, 2007 accompany this notice. Whether or not you plan to attend the annual meeting in person, please complete, date and sign the proxy card. Return it promptly in the envelope provided, which requires no postage if mailed in the United States. If you are the record holder of your shares and you attend the annual meeting, you may withdraw your proxy and vote in person, if you so choose.

By Order of the Board of Directors,

Walter K. Horn
Secretary

April 10, 2008
Uniondale, New York

Arbor Realty Trust, Inc.
333 Earle Ovington Boulevard
Suite 900
Uniondale, New York 11553
(516) 832-8002

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 21, 2008

Page

General Information Concerning Solicitation and Voting	1
Board of Directors	5
Audit Committee Report and Disclosures	12
Executive Officers	13
Executive Compensation	14
Security Ownership of Certain Beneficial Owners and Management	26
Certain Relationships and Related Transactions	29
Proposal No. 1: Election of Directors	36
Proposal No. 2: Amendment to the Company’s 2003 Omnibus Stock Incentive Plan to Authorize an Additional 400,000 Shares of the Company’s Common Stock for Issuance under the Plan	37
Proposal No. 3: Ratification of the Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2008	40
Proposal No. 4: A Stockholder Proposal Concerning Declassification of the Board of Directors	42
Stockholder Proposals for 2009	44
Other Matters	44

GENERAL INFORMATION CONCERNING SOLICITATION AND VOTING

This proxy statement and the accompanying proxy card and notice of annual meeting are provided in connection with the solicitation of proxies by and on behalf of the Board of Directors of Arbor Realty Trust, Inc., a Maryland corporation, for use at the annual meeting of stockholders to be held on May 21, 2008, at 1:00 p.m., local time, and any adjournments or postponements thereof.

“We,” “our,” “us,” “Arbor” and “the Company” each refers to Arbor Realty Trust, Inc. The Company conducts substantially all of its operations through Arbor Realty Limited Partnership, which we refer to as our operating partnership, and its subsidiaries. References to operating partnership units refer to partnership interests in Arbor Realty Limited Partnership. The Company is externally managed and advised by Arbor Commercial Mortgage, LLC, which we refer to as “our external manager” or “our Manager.”

The mailing address of our executive office is 333 Earle Ovington Boulevard, Suite 900, Uniondale, New York 11553. This proxy statement, the accompanying proxy card and the notice of annual meeting are first being mailed on or about April 10, 2008 to holders of our common stock, par value $0.01 per share, and special voting preferred stock, par value $0.01 per share of record on April 1, 2008. Our common stock and special voting preferred stock are the only securities entitled to vote at the annual meeting, and we refer to those securities together as our voting securities. Along with this proxy statement, we are also sending our Annual Report to Stockholders for fiscal year ended December 31, 2007.

A proxy may confer discretionary authority to vote with respect to any matter presented at the annual meeting. As of the date of this proxy statement, management has no knowledge of any business that will be presented for consideration at the annual meeting and that would be required to be set forth in this proxy statement or the related proxy card other than the matters set forth in the Notice of Annual Meeting of Stockholders. If any other matter is properly presented at the annual meeting for consideration, it is intended that the persons named in the enclosed proxy card and acting thereunder will vote in accordance with their discretion on any such matter.

Matters to be Considered at the Annual Meeting

At the annual meeting, our stockholders will act upon:

(1) a proposal to elect three Class II directors, each to serve until the 2011 annual meeting of stockholders and until their respective successors are duly elected and qualify;

(2) a proposal to amend the Company’s 2003 Omnibus Stock Incentive Plan to authorize an additional 400,000 shares of the Company’s common stock for issuance under the Plan;

(3) a proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2008;

(4) if properly presented at the meeting, a stockholder proposal requesting that the Board of Directors of the Company take the steps necessary to eliminate the classification of terms of the Company’s directors to require that all of the Company’s directors stand for election annually; and

(5) the transaction of any other business that may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

This proxy statement, form of proxy and voting instructions are being mailed starting on or about April 10, 2008.

Solicitation of Proxies

The enclosed proxy is solicited by and on behalf of our Board of Directors. The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by the Company. In addition to the use of the mail, proxies may be solicited by officers and directors, without additional remuneration, by personal interview, telephone, telegraph or otherwise. The Company will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of voting securities held of record at the close of business on April 1, 2008 and will provide reimbursement for the cost of forwarding the material. In addition, we have engaged The Altman Group to assist in soliciting proxies from brokers, banks and other nominee holders of our common stock at a cost of approximately $5,500, plus out-of-pocket expenses.

Stockholders Entitled To Vote

As of the close of business on April 1, 2008, there were 20,606,107 shares of our common stock and 3,776,079 shares of our special voting preferred stock outstanding and entitled to vote. Each share of our common stock and special voting preferred stock entitles the holder to one vote. Stockholders of record at the close of business on April 1, 2008 are entitled to vote at the annual meeting or any adjournment or postponement thereof.

Required Quorum/ Vote

A quorum will be present if stockholders entitled to cast a majority of all the votes entitled to be cast at the annual meeting are present, in person or by proxy. If you have returned a valid proxy or if you hold your shares of our voting securities in your own name as holder of record and you attend the annual meeting in person, your shares will be counted for the purpose of determining whether there is a quorum. If a quorum is not present, the annual meeting may be adjourned by the chairman of the meeting or the stockholders entitled to vote at the annual meeting, present in person or by proxy, to a date not more than 120 days after the record date without notice other than announcement at the meeting.

Abstentions and broker non-votes will be counted in determining the presence of a quorum. “Broker non-votes” occur when a bank, broker or other nominee holding shares for a beneficial owner returns a properly executed proxy but does not vote on a particular proposal because it does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Under the rules of the New York Stock Exchange, banks, brokers and other nominees who hold shares in “street name” may have the authority to vote on certain matters when they do not receive instructions from beneficial owners. Banks, brokers and other nominees that do not receive instructions are entitled to vote on the election of directors contained in Proposal No. 1 and the ratification of the appointment of the independent registered public accounting firm contained in Proposal No. 3.

Election of each of the director nominees named in Proposal No. 1 requires the affirmative vote of a plurality of the votes cast in the election of directors at the annual meeting by holders of our voting securities. The candidates receiving the highest number of affirmative votes of the shares entitled to be voted will be elected directors. Shares represented by properly executed and returned proxies will be voted, if authority to do so is not withheld, for the election of the Board of Directors’ nominees named in Proposal No. 1. Votes may be cast in favor of or withheld with respect to all of the director nominees, or any of them. Abstentions will not be counted as having been voted and will have no effect on the outcome of the vote on the election of directors. Stockholders may not cumulate votes in the election of directors. A vote “withheld” from a director nominee will have no effect on the outcome of the vote because a plurality of the votes cast at the annual meeting is required for the election of each director.

Approval of the amendment to the Company’s 2003 Omnibus Stock Incentive Plan, as specified in Proposal No. 2, requires the affirmative vote of a majority of the votes cast on the proposal at the annual meeting by holders of our voting securities; provided that the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal. For purposes of the vote on the Company’s 2003 Omnibus Stock Incentive Plan, abstentions will have the same effect as votes against the proposal and broker non-votes will have the same effect as votes against the proposal, unless holders of more than 50% in interest of all securities entitled to vote on the proposal cast votes, in which event broker non-votes will not have any effect on the result of the vote.

Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2008, as specified in Proposal No. 3, requires the affirmative vote of a majority of the votes cast on the proposal at the annual meeting by holders of our voting securities. If this selection is not ratified by holders of our voting securities, the Audit Committee and our Board of Directors may reconsider its appointment and endorsement, respectively. Abstentions and broker non-votes, if any, will not be counted as having been voted and will have no effect on the outcome of the vote for this proposal. Even if the selection is ratified, the Audit Committee of the Company’s Board of Directors in its discretion may direct the appointment of different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Approval of the stockholder proposal requesting that the Board of Directors of the Company take the steps necessary to eliminate the classification of terms of the Company’s directors to require that all of the Company’s directors stand for election annually, as specified in Proposal No. 4, requires the affirmative vote of a majority of the votes cast on the proposal at the annual meeting by holders of our voting securities. For purposes of the vote on Proposal No. 4, abstentions and broker non-votes, if any, will not be counted as having been voted and will have no effect on the outcome of the vote for this proposal. Please bear in mind that the adoption of the stockholder proposal specified in Proposal No. 4 would serve only as a recommendation to the Board of Directors to take the action requested by the proponent, i.e. the elimination of the classified structure of the Board of Directors. A formal amendment repealing the classified board provision contained in the Company’s charter would need to be advised by the Board of Directors and submitted to Arbor’s stockholders for approval at a subsequent stockholders’ meeting in order to eliminate the Company’s classified board structure. In order for this charter amendment to be approved, it would have to receive the affirmative vote of at least two-thirds of all the votes entitled to be cast on the proposal by holders of our then outstanding voting securities, voting together as a single class.

If the enclosed proxy is properly executed and returned to us in time to be voted at the annual meeting, it will be voted as specified on the proxy unless it is properly revoked prior thereto. If no specification is made on the proxy as to any one or more of the proposals, the shares of our voting securities represented by the proxy will be voted as follows:

(1) FOR the election of three Class II directors, each to serve until the 2011 annual meeting of stockholders and until their respective successors are duly elected and qualify;

(2) FOR the amendment to the Company’s 2003 Omnibus Stock Incentive Plan to authorize an additional 400,000 shares of the Company’s common stock for issuance under the Plan;

(3) FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2008;

(4) AGAINST the stockholder proposal requesting that the Board of Directors of the Company take the steps necessary to eliminate the classification of terms of the Company’s directors to require that all of the Company’s directors stand for election annually; and

(5) in the discretion of the proxy holder on any other business that properly comes before the annual meeting or any adjournment or postponement thereof.

As of the date of this proxy statement, we are not aware of any other matter to be presented at the annual meeting.

Voting

If you hold your shares of our voting securities in your own name as a holder of record, you may instruct the proxies to vote your shares by signing, dating and mailing the proxy card in the postage-paid envelope provided. In addition, you may vote your shares of our voting securities in person at the annual meeting.

If your shares are held on your behalf by a broker, bank or other nominee, you will receive instructions from such individual or entity that you must follow in order to have your shares voted at the annual meeting.

Right to Revoke Proxy

If you hold shares of our voting securities in your own name as a holder of record, you may revoke your proxy instructions through any of the following methods:

•	send written notice of revocation, prior to the annual meeting, to our Secretary, at 333 Earle Ovington Boulevard, Suite 900, Uniondale, New York 11553;

•	sign and mail a new, later dated proxy card to our Secretary at the address specified above; or

•	attend the annual meeting and vote your shares in person.

If your shares are held on your behalf by a broker, bank or other nominee, you must contact it to receive instructions as to how you may revoke your proxy instructions.

Copies of Annual Report to Stockholders

A copy of our Annual Report to Stockholders for fiscal year ended December 31, 2007 will be mailed to stockholders entitled to vote at the annual meeting with this proxy statement and is also available without charge to stockholders upon written request to: Arbor Realty Trust, Inc., 333 Earle Ovington Boulevard, Suite 900, Uniondale, New York, 11553, Attn: Investor Relations.

Voting Results

American Stock Transfer & Trust Company, our independent tabulating agent, will have a representative present at the annual meeting and count the votes and act as the Inspector of Election. We will publish the voting results in our Quarterly Report on Form 10-Q for fiscal quarter ending June 30, 2008, which we plan to file with the U.S. Securities and Exchange Commission (the “SEC”) in August 2008.

Confidentiality of Voting

We will keep all proxies, ballots and voting tabulations confidential. We will permit only our Inspector of Election, American Stock Transfer & Trust Company, and our external legal counsel to examine these documents.

Recommendations of the Board of Directors

The Board of Directors recommends a vote:

(1) FOR the election of three Class II directors, each to serve until the 2011 annual meeting of stockholders and until their respective successors are duly elected and qualify;

(2) FOR the amendment to the Company’s 2003 Omnibus Stock Incentive Plan to authorize an additional 400,000 shares of the Company’s common stock for issuance under the Plan;

(3) FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2008; and

(4) AGAINST the stockholder proposal requesting that the Board of Directors of the Company take the steps necessary to eliminate the classification of terms of the Company’s directors to require that all of the Company’s directors stand for election annually.

BOARD OF DIRECTORS

General

Our Board of Directors presently consists of ten members. Pursuant to our charter, the Board of Directors is divided into three classes of directors, each serving for three years after election and until his or her successor is duly elected and qualifies, with one class standing for election at each annual meeting. At this year’s annual meeting, the term of our three Class II directors will expire. Our other directors will remain in office for the remainder of their respective terms, as indicated below.

At the annual meeting, stockholders will vote on the election of Mr. Ivan Kaufman, Mr. C. Michael Kojaian and Mr. Melvin F. Lazar for a three-year term to serve until the 2011 annual meeting of stockholders and until their successors are duly elected and qualify.

The following table sets forth information concerning our ten directors, including the three Class II directors who are nominees for reelection at this year’s annual meeting.

Current Directors Who are Nominees for Reelection

Name	Class	Age	New Term to Expire at Annual Meeting in

Ivan Kaufman	II	47	2011
C. Michael Kojaian	II	46	2011
Melvin F. Lazar	II	69	2011

Current Directors Whose Terms are Not Expiring

Name	Class	Age	Term Expires at Annual Meeting in

John J. Bishar, Jr.	I	58	2010
Archie R. Dykes	I	77	2010
Joseph Martello	I	52	2010
Kyle A. Permut	I	46	2010
Walter K. Horn	III	64	2009
William Helmreich	III	62	2009
Karen K. Edwards	III	51	2009

Nominees

Ivan Kaufman.  Mr. Kaufman has served as our Chairman, Chief Executive Officer and President since June 2003. Mr. Kaufman has been Chief Executive Officer and President of Arbor Commercial Mortgage, LLC, our Manager, since its inception in 1993. Arbor Commercial Mortgage is a national commercial real estate finance company which specializes in debt and equity financing for multi-family and commercial real estate. In 1983, he co-founded a predecessor of Arbor National Holdings Inc. and its residential lending subsidiary, Arbor National Mortgage Inc., which became a public company in 1992 and was sold to BankAmerica in 1995. Mr. Kaufman was named regional “Entrepreneur of the Year” by Inc. Magazine for outstanding achievements in financial services in 1990. Mr. Kaufman has also served on Fannie Mae’s regional advisory and technology boards, as well as the board of directors of the Empire State Mortgage Bankers Association.

C. Michael Kojaian.  Mr. Kojaian has served as one of our directors since June 2003. Since 1998, Mr. Kojaian has been the Chief Operating Officer of the Kojaian group of companies, a national multi-faceted real estate development, investment and asset management organization. Mr. Kojaian is the chairman of the board of Grubb & Ellis, a commercial real estate advisory firm and a member of the board of directors of Grubb & Ellis Realty Advisors, Inc., a publicly-held development company formed to acquire commercial real estate properties.

Melvin F. Lazar.  Mr. Lazar has served as one of our directors since his appointment in November 2003. Mr. Lazar is the founder of Lazar Levine & Felix LLP, certified public accountants, was its managing partner from 1969 until September 2002, and is still an employee of the firm. Mr. Lazar specializes in business valuations and merger and acquisition activities. Mr. Lazar serves on the boards of directors, and is the Chairman of the Audit Committees, of Enzo Biochem, Inc., a publicly-held biotechnology company and Grubb & Ellis Realty Advisors, Inc., a publicly-held development company formed to acquire commercial real estate properties. He is also a director of Active Media Services, Inc., a privately-held corporate barter company.

Continuing Directors

John J. Bishar, Jr.   Mr. Bishar has served as one of our directors since April 2007. Since August 2007, he has been the U.S. General Counsel of National Grid U.S.A., a wholly-owned subsidiary of National Grid plc, a multi-national energy delivery company. At National Grid U.S.A., Mr. Bishar is responsible for all U.S. legal matters, as well as U.S. ethics, compliance and risk reporting. National Grid plc acquired KeySpan Corporation, a large, diversified U.S. energy delivery company, in August of 2007. Mr. Bishar was Executive Vice President, General Counsel and Chief Governance Officer of KeySpan Corporation from 2002 until the acquisition. At KeySpan Corporation, Mr. Bishar was responsible for the Legal Services Business Unit, the Corporate Secretary’s Office and for all governance and compliance matters. Prior to joining KeySpan in 2002, Mr. Bishar was a partner in the law firm of Cullen and Dykman LLP. He was the managing partner of the firm from 1993 to 2002 and a member of the firm’s executive committee. From 1980 to 1987, Mr. Bishar was a Vice President and the General Counsel and Corporate Secretary of LITCO Bancorporation of New York Inc. Mr. Bishar is a graduate of Georgetown University and Fordham University School of Law.

Archie R. Dykes.  Dr. Dykes has served as one of our directors since April 2006. Dr. Dykes is lead director of PepsiAmericas, Inc. He has served as chairman of Capital City Holdings Inc., a venture capital organization, for more than the past five years. Dr. Dykes served as Chairman and Chief Executive Officer of the Security Benefit Group of Companies from 1980 through 1987. He served as chancellor of the University of Kansas from 1973 to 1980. Prior to that, he was chancellor of the University of Tennessee. Dr. Dykes was Chairman of the Board and Chief Executive Officer of Fleming Companies, Inc. until September 2004. He assumed those roles at Fleming in March 2003 following his service to Fleming as Non-executive Chairman of the Board. He also serves as a director of Raytech Corporation and Midas, Inc. Dr. Dykes is a member of the board of trustees of the Kansas University Endowment Association, the William Allen White Foundation and YouthFriends, Inc. He formerly served as Vice Chairman of the Commission on the Operation of the United States Senate and as a member of the executive committee of the Association of American Universities.

Joseph Martello.  Mr. Martello has served as one of our directors since June 2003. Mr. Martello is currently Chief Operating Officer of Arbor Management, LLC, the managing member of Arbor Commercial Mortgage. He is responsible for management of the investment portfolio and overseeing the day-to-day operations within Arbor Management. Mr. Martello is also a member of the executive committee of Arbor Commercial Mortgage. From 1995 to 1999, Mr. Martello was Chief Financial Officer of Arbor Commercial Mortgage. From 1990 to 1995, Mr. Martello was the Chief Financial Officer of Arbor National Holdings, Inc. Prior to that, he was a senior manager with the international accounting and consulting firm of Ernst & Young for eleven years. Mr. Martello is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants, where he is a former executive member of the Board of Directors of the Suffolk County chapter. Mr. Martello also serves as a director of Citala, Ltd., a privately-owned technology firm based in Israel.

Kyle A. Permut.  Mr. Permut has served as one of our directors since August 2005. Prior to becoming one of our directors, Mr. Permut served as a managing director from 1997 to 2005 at Canadian Imperial Bank of Commerce (CIBC), the largest bank in Canada and one of the 10 largest in North America. In this position, he was head of CIBC World Markets Debt Capital Markets Group in the United States. He was a member of the firm’s USA Management Committee, its executive board and the Debt Capital Markets Management Committee. Mr. Permut retired from CIBC in 2005.

Walter K. Horn.  Mr. Horn has served as one of our directors since November 2003 and our Secretary since July 2003. Mr. Horn was also our General Counsel and Director of Compliance until his retirement from those positions effective January 1, 2008. Mr. Horn is also a member of Arbor Commercial Mortgage’s executive committee. Mr. Horn was General Counsel of Arbor National Holdings from 1991 until its sale in 1995 and was General Counsel of Arbor Commercial Mortgage until March 2005. Mr. Horn’s experience also includes serving as General Counsel with Resource One, Inc. and Long Island Trust Company.

William Helmreich.  Dr. Helmreich has served as one of our directors since June 2003. Dr. Helmreich is the founder, and since 1980, owner and President of Byron Research and Consulting, a market research firm specializing in financial research, political polling, legal consulting, and issues relating to food products and real estate. He is a professor of Sociology at City College of New York and the CUNY Graduate Center, where he teaches sociology of marketing and consumer behavior. Since 2000, Dr. Helmreich has also been retained as Chairman for Academic Affairs for North Shore Hebrew Academy. He is a director of Transaction Inc., North Shore Hebrew Academy, North Shore Hebrew Academy High School and NSH Affordable Housing of Indiana, Inc., as well as other not-for-profit boards, and was a Senior Vice President of Good Earth Teas for many years.

Karen K. Edwards.  Ms. Edwards has served as one of our directors since August 2005. She is currently a Senior Vice President at GenSpring Family Offices (formerly Asset Management Advisors), an integrated wealth management firm, and has served in that capacity since June 2004. From January 2001 to August 2001, she was the Chief Operating Officer at New Vantage Group, a firm that manages early-stage venture funds for active angel investors. She co-founded the Investment Banking Group at Friedman, Billings, Ramsey & Co. (FBR), where she was a Managing Director from 1992 to 2000. In that role, she was responsible for raising equity and high yield debt capital for financial institutions and other financial services companies. She also developed FBR’s mergers and acquisitions practice. Ms. Edwards is a Chartered Financial Analyst and a member and former President of the CFA Society of Washington. She is a member and former Treasurer of Women in Housing and Finance. She currently serves on the Alumni Board of the University of Virginia’s Darden Graduate School of Business.

Corporate Governance Profile

We are committed to good corporate governance practices and, as such, we have adopted formal corporate governance guidelines to enhance our effectiveness. The guidelines govern, among other things, board member qualifications, responsibilities, education and management succession. A copy of the corporate governance guidelines may be found at the corporate website at www.arborrealtytrust.com under the heading “Investor Relations — Corporate Governance.”

The Board of Directors met on six occasions and acted by written consent on 21 occasions during 2007. No incumbent director attended fewer than 75 percent of all meetings of our Board of Directors and the committees on which such director served during 2007.

Senior Officer Code of Ethics and Code of Business Conduct and Ethics

We have adopted a senior officer code of ethics applicable to our Chief Executive Officer, Chief Financial Officer, Chief Credit Officer and Controller (or persons performing similar functions to the aforementioned officers regardless of whether such persons (1) are employed directly by the Company or (2) are employed by Arbor Commercial Mortgage, our Manager pursuant to a management agreement). We have also adopted a code of business conduct and ethics applicable to all employees, officers and directors. Both codes are available on our website at www.arborrealtytrust.com under the heading “Investor Relations — Corporate Governance.” You may also obtain these documents, as well as our corporate governance guidelines, in print free of charge by writing the Company at 333 Earle Ovington Boulevard, Suite 900, Uniondale, New York, 11553, Attention: Investor Relations. Amendments to, and waivers from, the senior officer code of ethics and the code of business conduct and ethics for a director or officer will be disclosed at the same website address and heading provided above. We have filed our 2007 Domestic Company Section 303A CEO Certification with the NYSE without any qualifications. Our Sarbanes-Oxley Section 302 Certification was filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2007.

Director Independence

Of our ten directors, six have been determined by our Board of Directors to be independent for purposes of the New York Stock Exchange listing standards. In determining director independence, the Board of Directors reviewed, among other things, whether any transactions or relationships exist currently or, since our incorporation existed, between each director and the Company and its subsidiaries, affiliates and equity investors or independent registered public accounting firm. In particular, the board reviewed current or recent business transactions or relationships or other personal relationships between each director and the Company, including such director’s immediate family and companies owned or controlled by the director or with which the director was affiliated. The purpose of this review was to determine whether any such transactions or relationships failed to meet any of the objective tests promulgated by the New York Stock Exchange for determining independence or were otherwise sufficiently material as to be inconsistent with a determination that the director is independent.

The board also examined whether there were any transactions or relationships between each director and members of the senior management of the Company or their affiliates. In reviewing the independence of Dr. Helmreich, the board carefully reviewed whether (1) Mr. Kaufman’s and Dr. Helmreich’s current and prior participation on the boards of North Shore Hebrew Academy, North Shore Hebrew Academy High School and NSH Affordable Housing of Indiana, Inc., all of which are not-for-profit organizations, (2) Dr. Helmreich’s engagement since the summer of 2000 as an external consultant by North Shore Hebrew Academy in the capacity of chairman of Academic Affairs of North Shore Hebrew Academy and (3) Dr. Helmreich’s prior receipt of consulting fees from Arbor Management, LLC should, based upon the totality of the circumstances, be deemed to be material so as to preclude a finding that Dr. Helmreich is independent. The board, in particular, reviewed the materiality of the transactions to the parties involved, the compensation and timing of Dr. Helmreich’s advisory role with North Shore Hebrew Academy and Arbor Management, LLC and the absence of any employment or compensatory capacity by Dr. Helmreich with NSH Affordable Housing of Indiana, Inc. In reviewing the independence of Mr. Kojaian, the board carefully reviewed whether Mr. Kaufman’s and Mr. Kojaian’s co-investment in an operating company and Mr. Kojaian’s investment in 1,000,000 shares of common stock of the Company through Kojaian Ventures, L.L.C., should, based upon the totality of the circumstances, be deemed to be material so as to preclude a finding that Mr. Kojaian is independent. The board, in particular, reviewed the materiality of the transactions to the parties involved. In reviewing the independence of Mr. Bishar, the board carefully reviewed whether Mr. Bishar’s position as partner in the law firm of Cullen and Dykman LLP until 2002, based upon the totality of the circumstances, should be deemed to be material so as to preclude a finding that Mr. Bishar is independent. The Company uses the services of Cullen and Dykman LLP for real estate loan closings.

As a result of its review, the board affirmatively determined that Messrs. Bishar, Kojaian and Lazar, Drs. Dykes and Helmreich and Ms. Edwards were independent under the New York Stock Exchange listing standards.

Board Committees

Our board has established four standing committees, the principal functions of which are briefly described below. Matters put to a vote at any one of our four committees must be approved by a majority of the directors on the committee who are present at a meeting at which there is a quorum or by unanimous written consent of the directors on that committee. Our Board of Directors may from time to time establish certain other committees to facilitate the management of the Company.

Audit Committee

Our Board of Directors has established an Audit Committee, which is composed of four of our independent directors, Mr. Lazar, Mr. Bishar, Dr. Dykes and Ms. Edwards. The membership of the audit committee was increased to four directors in 2007 with the appointment of Mr. Bishar to the Board of Directors. During 2007, the Audit Committee met on five occasions. The Audit Committee assists the board in overseeing (1) the integrity of the Company’s financial statements, (2) the Company’s independent registered public accounting firm’s qualifications and independence, (3) the performance of the Company’s independent registered public accounting firm and the Company’s internal audit function and (4) the Company’s compliance with legal and regulatory requirements.

Mr. Lazar currently serves as chairman of the Audit Committee. The board has determined that Mr. Lazar qualifies as an “Audit Committee financial expert” as defined by the rules of the SEC and that each member of the Audit Committee is “financially literate.” The Audit Committee is governed by a charter that has been adopted by the Board of Directors.

Compensation Committee

Our Board of Directors has established a Compensation Committee, which is composed of four of our independent directors, Messrs. Kojaian and Lazar and Drs. Helmreich and Dykes. During 2007, the Compensation Committee met on two occasions and acted by written consent on four occasions. Mr. Kojaian is currently the chairman of the Compensation Committee. The principal functions of the Compensation Committee are to (1) evaluate the performance of our officers; (2) review the compensation payable to our officers and non-employee directors; (3) evaluate the performance of Arbor Commercial Mortgage; (4) review the compensation and fees payable to Arbor Commercial Mortgage under our management agreement; (5) review and discuss with management the compensation discussion and analysis disclosure included in this proxy statement; and (6) administer the issuance of any stock to our employees or the employees of Arbor Commercial Mortgage who provide services to us. The Compensation Committee is governed by a charter that has been adopted by the Board of Directors.

Nominating/Corporate Governance Committee

Our Board of Directors has established a Nominating/Corporate Governance Committee, which is composed of three of our independent directors, Dr. Helmreich, Mr. Bishar and Ms. Edwards. Mr. Bishar was appointed to this committee on May 30, 2007, replacing Dr. Dykes who served on this committee until that date. During 2007, the Nominating/Corporate Governance Committee met on two occasions. Dr. Helmreich currently serves as chairman of the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee is responsible for seeking, considering and recommending to the board qualified candidates for election as directors and recommending a slate of nominees for election as directors at each annual meeting of stockholders. The Nominating/Corporate Governance Committee is also responsible for (1) preparing and submitting to the board for adoption the committee’s selection criteria for director nominees; (2) reviewing and making recommendations on matters involving general operation of the board and our corporate governance; and (3) annually recommending to the board nominees for each committee of the board. In addition, the committee annually facilitates the assessment of the Board of Directors’ performance as a whole and of the individual directors and reports thereon to the board. The Nominating/Corporate Governance Committee is governed by a charter that has been adopted by the Board of Directors.

Copies of the charters of the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee charter are available on our website, www.arborrealtytrust.com, under the heading “Investor Relations — Corporate Governance.” You may also obtain these documents in print free of charge by writing the Company at 333 Earle Ovington Boulevard, Suite 900, Uniondale, New York, 11553: Attention: Investor Relations.

Independent Director Committee

Our Board of Directors has established an Independent Director Committee, which is currently composed of six of our independent directors, Messrs. Bishar, Kojaian and Lazar, Drs. Helmreich and Dykes and Ms. Edwards. Dr. Dykes currently serves as chairman of the Independent Director Committee. The Independent Director Committee is responsible for, among other things, considering and voting upon matters as to which the Board of Directors determines Arbor Commercial Mortgage or its affiliates (other than the Company or its subsidiaries) or any of our directors (other than an independent director) or officers has a conflict of interest, including the approval of transactions between the Company and Arbor Commercial Mortgage. The individual who serves as the chair of the Independent Director Committee rotates each year among the chairs (if such chair is not a member of management) of the committees of the Board of Directors.

Non-Management Directors

As required by the NYSE’s Corporate Governance Standards, our non-management directors intend to meet regularly in executive session without any members of management present. Mr. Permut will preside at such regularly scheduled executive sessions of the non-management directors.

Stockholder and Interested Party Communications with Directors

The Board of Directors has established a process to receive communications from stockholders and other interested parties. Interested parties and stockholders may contact any member of the board (or all members), including non-management directors, by mail. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent in care of the Secretary at Arbor Realty Trust, Inc., 333 Earle Ovington Boulevard, Suite 900, Uniondale, New York, 11553.

All communications received as set forth in the preceding paragraph will be opened by the office of the Company’s Secretary for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the board or any group or committee of directors, the office of the Secretary will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.

Director Nomination Procedures

The Nominating/Corporate Governance Committee generally believes that, at a minimum, candidates for membership on the Board of Directors should have demonstrated an ability to make a meaningful contribution to the Board of Directors’ oversight of our business and affairs and have a record and reputation for honest and ethical conduct. The Nominating/Corporate Governance Committee recommends director nominees to the Board of Directors based on, among other things, its evaluation of a candidate’s experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries, understanding of our business environment and a willingness to devote adequate time and effort to board responsibilities. In making its recommendations to the Board of Directors, the Nominating/Corporate Governance Committee also seeks to have the board nominate candidates who have diverse backgrounds and areas of expertise so that each member can offer a unique and valuable perspective.

In the future, the Nominating/Corporate Governance Committee intends to identify potential nominees by asking current directors and executive officers to notify the committee if they become aware of persons who meet the criteria described above, especially business and civic leaders in the communities in which we operate. The Nominating/Corporate Governance Committee also, from time to time, may engage firms, at our expense, that specialize in identifying director candidates. As described below, the Nominating/Corporate Governance Committee will also consider candidates recommended by stockholders.

The Nominating/Corporate Governance Committee anticipates that once a person has been identified by the committee as a potential candidate, the committee will collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating/Corporate Governance Committee determines that the candidate warrants further consideration, the chairman or another member of the committee will contact the person. If the person expresses a willingness to be considered and to serve on the Board of Directors, the Nominating/Corporate Governance Committee will request information from the candidate, review the person’s accomplishments and qualifications, including in light of any other candidates that the committee might be considering, and conduct one or more interviews with the candidate. In certain instances, members of the Nominating/Corporate Governance Committee may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments.

In addition to stockholder proposals of director nominees submitted in accordance with our bylaws, as summarized below under “Stockholder Proposals for 2009,” the Nominating/Corporate Governance Committee will consider written recommendations from stockholders of potential director candidates. Such recommendations should be submitted to the Nominating/Corporate Governance Committee in care of the Secretary at Arbor Realty Trust, Inc., 333 Earle Ovington Boulevard, Suite 900, Uniondale, New York, 11553. Director recommendations submitted by stockholders should include the following:

•	the name, age, business address and residence address of the individual(s) recommended for nomination;

•	the class, series and number of any shares of our stock that are beneficially owned by the individual(s) recommended for nomination;

•	the date such shares of our stock were acquired by the individual(s) recommended for nomination and the investment intent of such acquisition; and

•	all other information relating to such candidate that would be required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

Stockholder nominations and proposals submitted in accordance with our bylaws must be delivered to the Secretary not earlier than the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting of stockholders; provided, however, that if the date of mailing of the notice for the annual meeting is advanced more than thirty days prior to or delayed by more than thirty days after the anniversary of the mailing of the notice for the preceding year’s annual meeting, the stockholder recommendation and information described above must be delivered not earlier than the 120th day prior to the mailing of the notice for the upcoming annual meeting and not later than the close of business on the later of (1) the 90th day prior to the mailing of the notice for the upcoming annual meeting of stockholders and (2) the 10th day following the date on which public announcement of the mailing of the notice for the upcoming annual meeting is first made.

The Nominating/Corporate Governance Committee expects to use a similar process to evaluate candidates to the Board of Directors recommended by stockholders as the one it uses to evaluate candidates otherwise identified by the committee.

Director Attendance at Annual Meeting

We do not currently maintain a policy requiring our directors to attend the annual meeting; however, attendance by our directors is encouraged. All of our directors attended the 2007 annual meeting.

AUDIT COMMITTEE REPORT AND DISCLOSURES

The following report of the Audit Committee (the “Audit Committee”) of the Board of Directors (the “Board of Directors”) of Arbor Realty Trust, Inc., a Maryland corporation (“Arbor” or the “Company”), does not constitute soliciting material and should not be considered filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this report by reference therein.

The Audit Committee operates under a written charter adopted by the Board of Directors. The Board of Directors has determined that all members of the Audit Committee meet the independence standards established by the New York Stock Exchange.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements in accordance with generally accepted accounting principles and issuing a report thereon. The Audit Committee reviews and oversees these processes, including oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s independent registered public accounting firm’s qualifications and independence, (3) the performance of the Company’s independent registered public accounting firm and the Company’s internal audit function and (4) the Company’s compliance with legal and regulatory requirements.

In discharging its oversight role, the Audit Committee reviewed and discussed the audited financial statements contained in Arbor’s Annual Report to Stockholders for fiscal year ended December 31, 2007 with Arbor’s management and independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU 380), as amended.

In addition, the Audit Committee discussed with the independent registered public accounting firm the registered public accounting firm’s independence from the Company and its management, and the independent registered public accounting firm provided to the Audit Committee the written disclosures and letter required from the independent registered public accounting firm by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees).

The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in Arbor’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

Audit Committee:

Melvin F. Lazar (Chairman)
John J. Bishar, Jr.
Archie R. Dykes
Karen K. Edwards

April 7, 2008

EXECUTIVE OFFICERS

Our executive officers are elected annually by our Board of Directors and serve for a term of one year and until their respective successors are elected and qualify. Set forth below is information regarding our executive officers, as of the date of this proxy statement, unless otherwise indicated:

Name	Age	Position

Ivan Kaufman*	47	Chairman of the Board of Directors, Chief Executive Officer and President
Paul Elenio	40	Chief Financial Officer and Treasurer
Gene Kilgore	41	Executive Vice President — Structured Securitization
Fred Weber	47	Executive Vice President — Structured Finance
Walter K. Horn*	64	Secretary and Director
Mark S. Fogel	39	Senior Vice President — Asset Management

*	Biographical information is provided above under “Board of Directors.”

Paul Elenio.  Mr. Elenio has served as our Chief Financial Officer and Treasurer since September 2005. Mr. Elenio joined Arbor National Holdings, the predecessor company of our Manager, Arbor Commercial Mortgage, in 1991. In 1995, he was promoted to Vice President, Controller, in 2002 assumed the position of Vice President of Finance and in 2004 was further promoted to Senior Vice President, Finance. Mr. Elenio is responsible for overseeing all aspects of our financial operations. This includes financial reporting, tax planning, budgeting, and the appropriate utilization of our capital. He is also in charge of investor relations. Mr. Elenio also serves on Arbor Commercial Mortgage’s executive committee. Prior to joining Arbor, Mr. Elenio was employed with Ernst & Young from 1989 to 1990 in the auditing department.

Gene Kilgore.  Mr. Kilgore has served as our Executive Vice President — Structured Securitization since October 2004. Mr. Kilgore also serves on Arbor Commercial Mortgage’s executive committee. From September 2001 to September 2004, Mr. Kilgore was a portfolio manager for ZAIS Group, LLC, a structured finance investment advisor. From September 2000 to August 2001, Mr. Kilgore was director of risk finance at Barclays Capital. From September 1996 to September 2000, Mr. Kilgore worked at Standard & Poor’s Ratings Service, where he was a director in the collateralized debt obligations group. He has also served as Vice President of Corporate Lending and Commercial Real Estate at Wachovia Bank.

Fred Weber.  Mr. Weber has served as our Executive Vice President — Structured Finance since June 2003. He also continues to provide services to Arbor Commercial Mortgage in his capacity as a continuing member of Arbor Commercial Mortgage’s executive committee. Mr. Weber was employed by Arbor Commercial Mortgage from May 1999 until July 1, 2003. At Arbor Commercial Mortgage, Mr. Weber oversaw Arbor Commercial Mortgage’s structured finance and principal transaction group, where he was responsible for origination, underwriting and closing coordination of debt and equity financing for various asset types and classes of commercial real estate nationwide. He has been involved in the mortgage banking industry for more than 17 years and has extensive real estate finance and acquisition experience. Mr. Weber is a member of the real estate finance committee of the Real Estate Board of New York. From July 1997 through February 1999, Mr. Weber was a partner and co-head of the real estate department with Kronish Lieb Weiner & Hellman LLP. Previously, Mr. Weber was a partner with the law firm of Weil, Gotshal & Manges LLP.

Mark S. Fogel.  Mr. Fogel has served as our Senior Vice President — Asset Management since September 2005. Mr. Fogel served as our Vice President — Asset Management between July 2003 and September 2005. Mr. Fogel was employed by Arbor Commercial Mortgage from August 2000 until July 2003. At Arbor Commercial Mortgage, Mr. Fogel asset managed Arbor Commercial Mortgage’s structured and flow loan portfolio, where he was responsible for risk management, loan workouts and foreclosures, asset reporting and borrower relationship management on all classes of commercial real estate nationwide. He has been involved in the real estate industry for 15 years and has extensive real estate finance, development, asset management, and investment banking experience.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Committee — Composition and Responsibility

Our Board of Directors has established a Compensation Committee, which is comprised of four of our six independent directors. The Compensation Committee is governed by a charter that has been adopted by the Board of Directors. The current Compensation Committee charter may be viewed on our website, www.arborrealtytrust.com, under the heading “Investor Relations — Corporate Governance.”

The principal functions of the Compensation Committee are to (1) evaluate the performance of our officers; (2) review the compensation payable by the Company to our officers and non-employee directors; (3) evaluate the performance of Arbor Commercial Mortgage, our Manager, pursuant to the management agreement described under “— Management Agreement;” (4) review the compensation and fees payable to Arbor Commercial Mortgage under our management agreement; (5) review and discuss with management the Compensation Discussion and Analysis disclosure included in our proxy statement; and (6) administer the issuance of any equity-based incentive awards to our employees or the employees of Arbor Commercial Mortgage who provide services to us.

Compensation Philosophy and Principles

The Compensation Committee acknowledges that the real estate finance industry is highly competitive and that experienced professionals have significant career mobility. The Company competes for executive talent with a large number of real estate investment companies and specialty finance companies, some of which are privately owned and some of which have significantly larger market capitalization than the Company. We are a specialized company in a highly competitive industry and our ability to attract, retain and reward our “named executive officers” and other key employees is essential to maintaining our competitive position in the real estate finance industry. For 2007, our “named executive officers” are Mr. Kaufman, our Chief Executive Officer, Mr. Elenio, our Chief Financial Officer, and Messrs. Kilgore, Fogel and Weber, the three most highly compensated executive officers (other than our Chief Executive Officer and our Chief Financial Officer). As described in “— Management Agreement”, all cash compensation and benefits for Messrs. Kaufman and Elenio are paid by Arbor Commercial Mortgage, our Manager. Therefore, the Compensation Committee only approves the grants that may be made to Messrs. Kaufman and Elenio under the Company’s 2003 Omnibus Stock Incentive Plan.

The Compensation Committee’s goal is to maintain compensation programs that are competitive within our industry, reward executives if the Company achieves its operational, financial and strategic goals and build stockholder value. In determining the form and amount of compensation payable by the Company to the named executive officers, the Compensation Committee is guided by the following objectives and principles:

•	Compensation levels should be sufficiently competitive to attract and retain key executives. The Company aims to ensure its executive compensation program attracts, motivates and retains high performance talent and rewards them for the Company achieving and maintaining a competitive position in its industry. Total compensation should increase with position and responsibility.

•	Compensation should relate directly to performance and incentive compensation should constitute a substantial portion of total compensation. The Company aims to promote a pay-for-performance culture, with a majority of total compensation being “at risk.” Accordingly, a substantial portion of total compensation should be tied to and vary with the Company’s operational, financial and strategic performance, as well as individual performance. Executives with greater roles and the ability to directly impact the Company’s strategic goals and long-term results should bear a greater proportion of the risk if these goals and results are not achieved.

•	Long-term incentive compensation should align executives’ interests with the Company’s stockholders. Awards of equity-based compensation encourage executives to focus on the Company’s long-term growth and prospects and motivate executives to manage the Company from the perspective of owners with a meaningful stake in the Company, as well as to focus on long-term career orientation.

There is no specific policy, practice or formula regarding an allocation between cash and non-cash compensation.

The Compensation Committee reviews at least annually the goals and objectives of the Company’s executive compensation plans, incentive compensation plans, equity-based plans and other compensation and employee benefit plans. The Compensation Committee believes that the Company’s benefits are competitive with its peers and provide additional incentive for strong performance.

Compensation Setting Process

Management’s Role in the Compensation-Setting Process

The Compensation Committee believes the Company’s Chief Executive Officer, Mr. Kaufman, is in the best position to determine the responsibilities of each executive officer and observe how well each executive performs his responsibilities. Mr. Kaufman provides recommendations to the Compensation Committee regarding base salary levels and the form and amount of the annual cash incentive award and restricted stock awards paid to all executive officers. The Compensation Committee may exercise its discretion in modifying any of the recommendations and is responsible for ultimately approving all compensation arrangements payable by the Company to the named executive officers. Mr. Kaufman does not participate in any deliberations or approvals by the Compensation Committee with respect to any equity-based or other incentive awards that our Compensation Committee may grant to him. Additionally, Mr. Kaufman and other officers of the Company will provide compensation and other information to the Compensation Committee upon their request.

Mr. Kaufman’s recommendations are based on his evaluation of the executive officers’ performance, their contribution toward achieving operational, financial and strategic goals, current and historical elements of each executive’s compensation and the financial performance of the Company.

Compensation Consultant

The charter of the Compensation Committee provides the committee with the sole authority to retain and terminate any compensation consulting firm or other adviser it deems appropriate. For 2007, the Compensation Committee did not engage a compensation consulting firm.

Determining Compensation Levels

The Compensation Committee annually determines targeted total compensation levels, as well as the individual compensation components payable by the Company to the named executive officers. In making such determinations, the Compensation Committee reviews and considers (1) recommendations of the Company’s Chief Executive Officer, (2) historical compensation levels for each named executive officer, (3) industry and market conditions and the Company’s future objectives and challenges, and (4) overall effectiveness of the executive compensation program. The Compensation Committee does not utilize specific performance-based goals in determining compensation levels, but reviews general industry trends as well as the overall performance of the Company.

Based upon discussions and recommendations of the Company’s Chief Executive Officer, and upon its own judgment, the Compensation Committee approved (i) the base salary, cash incentive award and restricted stock incentive award of each of Messrs. Fogel, Kilgore and Weber with respect to their service in 2007, and (ii) the restricted stock incentive award of Mr. Elenio with respect to his service in 2007. The Compensation Committee believes these approved forms and levels of compensation are reasonable, appropriate and in line with the Company’s compensation philosophy and principles.

Forms of Compensation

Total compensation for the named executive officers is comprised of one or more of the following components:

•	base salary;

• annual incentive awards; and

• retirement and other benefits.

Our named executive officers do not have employment, severance or change of control agreements, although their restricted stock award agreements provide for accelerated vesting upon our change of control as further described under “— Annual Incentive Awards — Restricted Stock Awards.” Our named executive officers serve for a term of one year and until their respective successors are elected and qualify, which enables the Company to terminate their employment with discretion as to the terms of any severance arrangement. This is consistent with the Company’s performance-based employment and compensation philosophy.

Base Salary

Salaries provide executives with a base level of monthly income and help achieve the objectives outlined above by attracting and retaining strong talent. Base salaries of the three named executive officers that are payable by the Company are reviewed and approved annually by the Compensation Committee. Generally, base salaries are not based upon specific measures of corporate performance, but are determined by (1) tenure of service, (2) scope and complexity of the position, including current job responsibilities, and (3) the recommendations of our Chief Executive Officer, including an evaluation of each officer’s individual performance and contribution to the Company’s operational, financial and strategic goals and objectives. Consistent with compensation practices commonly applied in the real estate finance industry, salaries generally form a lower percentage of total compensation, with a substantial portion of total compensation coming from incentive compensation that is tied to Company performance.

For a further description of the base salaries paid to the named executive officers in 2007, please refer to the Summary Compensation Table set forth below.

Annual Incentive Awards

The Company aims to promote a pay-for-performance culture, with a majority of total compensation being “at risk.” The annual incentive award may be in the form of cash, restricted stock or a combination thereof, at the discretion of the Compensation Committee. The Company does not have any specific policy, practice or formula regarding an allocation between the cash component and the restricted stock component. These awards are designed to help achieve the objectives of the compensation program and may vary significantly from year to year. The Compensation Committee has not established any specific performance-based goals that must be met in order to participate in the annual incentive award.

The Compensation Committee believes that the structure and ultimate payout amounts of the incentive awards are appropriate to attract, retain and reward the named executive officers, are competitive with those offered by our peers, provide a strong, long-term performance and retention incentive, support a pay-for-performance culture, and increase the named executive officers’ vested interest in the Company.

Cash Awards.  In 2007, the Compensation Committee determined the cash incentive awards of the three named executive officers that are payable by the Company relative to each individual’s contributions and responsibilities. Individuals with increased ability to directly impact the Company’s performance were allocated larger awards because they bear a greater proportion of the risk that compensation will decrease if the Company does not perform as expected. In March 2008, the Company paid cash incentive awards to Messrs. Weber, Kilgore and Fogel of $200,000, $600,000 and $125,000, respectively, with respect to their performance in 2007.

Restricted Stock Awards.  Restricted stock awards are shares of the Company’s common stock with vesting provisions that require the continued service of the named executive officer to the Company. The Company does not have a formal policy with respect to whether equity compensation should be paid in the form of stock options or restricted stock. To date, the Compensation Committee has granted restricted stock awards in lieu of stock options. The Compensation Committee believes restricted stock awards are more effective than stock options in achieving the Company’s compensation objectives, as restricted stock has a greater retention value in a declining market and, because fewer shares are normally granted, is potentially less dilutive to the Company’s common stock. Employees realize immediate value as restricted stock awards vest, with the value increasing as the Company’s stock performance increases. Additionally, cash dividends are paid on all shares of restricted common stock awarded, whether or not vested, as an additional element of compensation and to provide employees incentive to sustain or increase Company performance.

The Compensation Committee believes that restricted stock awards must be sufficient in size to provide a strong, long-term performance and retention incentive for named executive officers, and to increase their vested interest in the Company. In determining the restricted stock component, the Compensation Committee considers all relevant factors, including the Company’s performance and relative stockholder return, and the awards granted in past years. With respect to 2007 performance, the Compensation Committee granted Messrs. Elenio, Weber, Kilgore and Fogel 9,340, 77,840, 43,590 and 9,340 shares of restricted common stock, respectively, as of April 2, 2008. One-fifth of the number of shares granted to each of these named executive officers vested immediately and the remaining four-fifths vest ratably over the ensuing four years at a rate of 25% on each of the subsequent four anniversary dates of the date of grant.

All restricted stock awards are granted pursuant to the Company’s 2003 Omnibus Stock Incentive Plan. As of April 10, 2008, Messrs. Elenio, Weber, Kilgore and Fogel own 15,572; 122,272; 56,872; and 10,972 shares of common stock, respectively, that are still subject to vesting. All shares previously granted to Mr. Kaufman are fully vested. Each of these shares are held subject to the terms of a restricted stock award agreement which provides that the shares vest subject to the continued service of the named executive officer to the Company, but will become fully vested upon a “change of control” (as defined in the agreement) of the Company.

The Company also does not have a formal policy on timing equity compensation grants in connection with the release of material non-public information to affect the value of compensation. The Compensation Committee generally grants equity awards once a year on or about April 1.

Retirement and Other Benefits

The Company maintains a 401(k) plan through an affiliate for all employees, including the named executive officers, as a source of retirement income by enabling participants to save on a pre-tax basis and by providing Company matching contributions. All of the named executive officers participated in the 401(k) plan in 2007. However, the Company only made matching contributions equal to $6,750 for each of Messrs. Weber, Kilgore and Fogel. Arbor Commercial Mortgage made matching contributions for Messrs. Kaufman and Elenio.

The Company does not maintain any non-qualified deferred compensation plans that would allow executives to elect to defer receipt (and taxation) of their base salaries, bonuses or other compensation.

The named executive officers are eligible to participate in the Company’s active employee flexible benefits plans, which are generally available to all Company employees. Under these plans, all employees are entitled to medical, dental, vision, life insurance and long-term disability coverage. Additionally, all of the Company’s employees are entitled to vacation, sick leave and other paid holidays. The Compensation Committee believes that the Company’s commitment to provide the employee benefits described above recognizes that the health and well-being of the Company’s employees contribute directly to a productive and successful work life that enhances results for the Company and its stockholders.

The Company provides all named executive officers who are Company employees, i.e. Messrs. Fogel, Kilgore and Weber with (1) life insurance coverage equal to their annual salary, subject to a maximum of $250,000, and (2) long-term disability coverage equal to 60% of the employee’s current base salary, up to a maximum annual benefit of $120,000.

For further information regarding the premiums paid on the named executive officers’ insurance policy, please refer to the Summary Compensation Table set forth below.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of certain non-cash compensation in excess of $1 million earned by each of the Chief Executive Officer and certain of the other most highly compensated officers of publicly held companies. We expect that all compensation paid by the Company to the named executive officers in 2007 will be deductible to the Company. The Compensation Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives. The Committee has not adopted a formal policy that requires all compensation paid to the named executives to be fully deductible.

Executive Compensation in 2008

In February 2008, the Compensation Committee approved the salaries of Messrs. Fogel, Kilgore and Weber for 2008, with increases ranging from 0% to 14% to reflect their contribution toward achieving operational, financial and strategic goals.

The Compensation Committee intends to continue its strategy of compensating the Company’s named executive officers through programs that emphasize incentive compensation, fostering a pay-for-performance culture. To that end, a majority of executive compensation will continue to be tied to Company and individual performance, while maintaining an appropriate balance between cash and non-cash compensation.

The foregoing discussion primarily describes the compensation philosophies, principles and practices the Compensation Committee utilized in setting executive compensation for the 2007 fiscal year. In the future, as the Compensation Committee continues to review each element of the executive compensation program, these philosophies, principles and practices may change.

Management Agreement

We are externally managed and advised by Arbor Commercial Mortgage pursuant to the terms of a management agreement described below. We believe Arbor Commercial Mortgage’s experience and reputation positions it to originate attractive investment opportunities for us. Our management agreement with Arbor Commercial Mortgage was developed to capitalize on synergies with Arbor Commercial Mortgage’s origination infrastructure, existing business relationships and management expertise.

Because our management agreement provides that Arbor Commercial Mortgage, assumes principal responsibility for managing our affairs, certain of our executive officers, who are employees of our Manager, do not receive cash compensation or benefits from us for serving as our executive officers. They may receive grants of equity-based incentive awards under the Company’s 2003 Omnibus Stock Incentive Plan. In their capacities as officers or employees of our Manager or its affiliates, they devote such portion of their time to our affairs as is required for the performance of the duties of our Manager under the management agreement. Mr. Ivan Kaufman, our Chairman, President and Chief Executive Officer, serves as the Chief Executive Officer of Arbor Commercial Mortgage. Mr. Paul Elenio, our Chief Financial Officer, also serves as Chief Financial Officer of our Manager. Each of Messrs. Kaufman and Elenio receives his cash compensation and benefits from our Manager. Our Manager has informed us that, because the services performed by its officers or employees in their capacities as such are not performed exclusively for us, it cannot segregate and identify that portion of the compensation awarded to, earned by or paid to our executive officers by our Manager that relates solely to their services to us.

Since we currently employ only four executive officers and 29 employees in total, we rely to a significant extent on the facilities and resources of our Manager to conduct our operations. For performing services under the management agreement, Arbor Commercial Mortgage receives a base management fee and incentive compensation based on our performance. Our Manager uses the proceeds from its base management fee in part to pay compensation to its officers and employees who, notwithstanding that some of them are also our officers, receive no direct compensation from us, other than restricted stock that the Compensation Committee may grant to them pursuant to the Company’s 2003 Omnibus Stock Incentive Plan.

  Base Management Fee

Our Manager receives an annual base management fee based on the equity (as defined in the management agreement) of our operating partnership. The amount of the base management fee does not depend on the performance of the services provided by our Manager or the types of assets its selects for our investment, but the value of our operating partnership’s equity will be affected by the performance of these assets. The base management fee is payable monthly in arrears in cash, calculated monthly as a percentage of our equity and equal to 0.75% per annum of the equity up to $400 million, 0.625% per annum of the equity between $400 million and $800 million and 0.50% per annum of the equity in excess of $800 million. We incurred $3.2 million in base management fees to Arbor Commercial Mortgage for management services rendered for the year ended December 31, 2007. All amounts incurred have been paid to date.

  Incentive Compensation

Our Manager is entitled to receive incentive compensation in installments each fiscal quarter in an annual amount equal to the product of:

(1) 25% of the dollar amount by which:

•	the sum of: (i) our operating partnership’s “Funds From Operations” (as determined in accordance with the management agreement) for such quarter and (ii) gains (or losses) from debt restructuring and sales of property per operating partnership unit (as determined in accordance with the management agreement) for such quarter; exceeds

•	the product of (i) the weighted average (based on shares of our common stock and operating partnership units) of (a) the per operating partnership unit book value of the net assets contributed by Arbor Commercial Mortgage, (b) the $15.00 offering price per share of our common stock in our private placement of units in July 2003, (c) the offering price per share (including shares of common stock issued upon exercise of warrants or options) of any subsequent offerings by us of our common stock (adjusted for any prior capital dividends or distributions), and (d) the issue price per operating partnership unit for subsequent contributions to our operating partnership, and (ii) the greater of (x) 9.50% per annum and (y) the Ten Year U.S. Treasury Rate plus 3.50% per annum; multiplied by

(2) the weighted average number of our operating partnership units outstanding, including operating partnership units issued to us equal to the number of shares of our common stock issued by us.

Subject to the 7.0% common stock ownership limitations in our charter, at least 25% of this incentive compensation is payable to our Manager in shares of our common stock having a value equal to the average closing price per share for the last twenty days of the fiscal quarter for which the incentive compensation is being paid. For the year ended December 31, 2007, our Manager earned a total of $40.8 million of incentive compensation which included $21.8 million recorded as management fee expense and $19.0 million recorded as prepaid management fees. Our Manager has elected to receive these payments in the form of 556,631 shares of common stock with the remainder paid in cash totaling $27.1 million. The incentive compensation is measured over a full fiscal year, subject to recalculation and potential reconciliation at the end of each fiscal year.

Executive Compensation

Summary Compensation Table

The following table sets forth the total compensation amounts paid to our named executive officers for the years ended December 31, 2007 and December 31, 2006.

							All Other
Name and Principal Position	Year	Salary		Bonus		Stock Awards(1)	Compensation		Total

Ivan Kaufman	2007	$0	(2)	$0	(2)	$0	$0	(2)	$0
Chief Executive Officer and	2006	$0	(2)	$0	(2)	$33,333	$0	(2)	$33,333
President
Paul Elenio	2007	$0	(2)	$0	(2)	$51,463	$0	(2)	$51,463
Chief Financial Officer	2006	$0	(2)	$0	(2)	$162,848	$0	(2)	$162,848
Fred Weber	2007	$491,667		$200,000		$1,254,192	$8,262	(3)	$1,954,121
Executive Vice President —	2006	$400,000		$200,000		$925,428	$7,776	(3)	$1,533,204
Structured Finance
Gene Kilgore	2007	$394,583		$600,000		$343,297	$7,518	(4)	$1,345,398
Executive Vice President —	2006	$235,000		$500,000		$255,550	$6,955	(4)	$997,505
Structured Securitization
Mark Fogel(5)	2007	$172,917		$125,000		$66,688	$6,900	(6)	$371,505
Senior Vice President —	2006	N/A		N/A		N/A	N/A		N/A
Asset Management

(1)	Represents the dollar amount recognized for financial statement reporting purposes for the years ended December 31, 2007 and December 31, 2006 in accordance with Financial Accounting Standards Board Statement No. 123 (revised 2004) (“SFAS No. 123(R)”) for restricted common stock awards granted in 2003, 2005, 2006 and 2007 (without reflecting estimates of forfeitures). There were no forfeitures of any awards during 2007 or 2006. All awards are valued based on the closing price of the Company’s common stock on the applicable date of grant. Note 11 to the Company’s consolidated financial statements included in the 2007 Annual Report on Form 10-K contains more information about the Company’s accounting for stock-based compensation arrangements. Dividends are paid on the restricted stock, whether or not vested, at the same rate and in the same manner as paid to our other common stockholders. Although we granted shares of restricted common stock to Messrs. Elenio, Fogel, Kilgore and Weber in April 2008 with respect to their performance in 2007, these grants are not reflected above because they did not give rise to a SFAS 123(R) compensation expense in 2007. See “Compensation Discussion and Analysis — Forms of Compensation — Annual Incentive Awards — Restricted Stock Awards” for information regarding these grants.

(2)	Messrs. Kaufman and Elenio do not receive cash compensation or benefits from us for serving as our executive officers. They are employed and compensated by our Manager, Arbor Commercial Mortgage. See “Compensation Discussion & Analysis — Management Agreement” for further information.

(3)	Includes $6,750 for Company matching contributions to the 401(k) plan and $1,512 for basic term life insurance for 2007 and $6,600 for Company matching contributions to the 401(k) plan and $1,176 for basic term life insurance for 2006.

(4)	Includes $6,750 for Company matching contributions to the 401(k) plan and $768 for basic term life insurance for 2007 and $6,600 for Company matching contributions to the 401(k) plan and $355 for basic term life insurance for 2006.

(5)	Mr. Fogel was not a named executive officer with respect to 2006.

(6)	Includes $6,750 for Company matching contributions to the 401(k) plan and $150 for basic term life insurance for 2007.

Grants of Plan-Based Awards

The following shares of restricted common stock were granted to the named executive officers pursuant to the Company’s 2003 Omnibus Stock Incentive Plan during 2007.

			All Other Stock
			Awards: Number of	Grant Date Fair
			Shares of Stock or	Value of Stock
Name	Grant Date	Approval Date	Units (#)(1)	Awards ($)

Ivan Kaufman	N/A	N/A	0	$0
Paul Elenio	04/02/07	03/07/07	3,500	$105,840
Fred Weber	04/02/07	03/07/07	50,000	$1,512,000
Gene Kilgore	04/02/07	03/07/07	20,000	$604,800
Mark Fogel	04/02/07	03/07/07	2,500	$75,600

(1)	These shares are held subject to the terms of a restricted stock award agreement which provides that the shares vest subject to the continued service of the named executive officer to the Company, but will become fully vested upon a “change of control” (as defined in the agreement) of the Company. One-fifth of these shares vested immediately on the date of grant with the remaining four-fifths vesting ratably over the ensuing four years at a rate of 25% on each of the subsequent four anniversary dates of the date of grant.

Cash dividends are paid on all outstanding shares of restricted stock at the same rate as is paid to all stockholders, which was $2.48 per share for 2007.

Outstanding Equity Awards at Fiscal Year-End

The table below lists the number of shares of restricted common stock held by each of our named executive officers as of December 31, 2007 that were subject to vesting (pursuant to the terms of the related restricted stock award agreement) as of that date.

	Stock Awards
	Number of Shares or Units		Market Value of Shares or
	of Stock That Have		Units of Stock That Have
Name	Not Vested (#)		Not Vested ($)(1)

Ivan Kaufman	0		$0
Paul Elenio	4,000	(2)	$64,440
	3,000	(3)	$48,330
	2,800	(4)	$45,108
Fred Weber	10,000	(5)	$161,100
	30,000	(6)	$483,300
	40,000	(7)	$644,400
Gene Kilgore	8,000	(8)	$128,880
	3,000	(9)	$48,330
	16,000	(10)	$257,760
Mark Fogel	1,000	(11)	$16,110
	1,500	(12)	$24,165
	2,000	(13)	$32,220

(1)	Based on the closing price of the Company’s common stock on December 31, 2007 of $16.11.

(2)	Restrictions on these shares lapse as follows: 2,000 on 05/25/08 and 2,000 on 05/25/09.

(3)	Restrictions on these shares lapse as follows: 1,000 on 04/03/08, 1,000 on 04/03/09, and 1,000 on 04/03/10.

(4)	Restrictions on these shares lapse as follows: 700 on 04/02/08, 700 on 04/02/09, 700 on 04/02/10, and 700 on 04/02/11.

(5)	Restrictions on these shares lapse as follows: 5,000 on 05/25/08 and 5,000 on 05/25/09.

(6)	Restrictions on these shares lapse as follows: 10,000 on 04/03/08, 10,000 on 04/03/09, and 10,000 on 04/03/10.

(7)	Restrictions on these shares lapse as follows: 10,000 on 04/02/08, 10,000 on 04/02/09, 10,000 on 04/02/10, and 10,000 on 04/02/11.

(8)	Restrictions on these shares lapse as follows: 4,000 on 05/25/08 and 4,000 on 05/25/09.

(9)	Restrictions on these shares lapse as follows: 1,000 on 04/03/08, 1,000 on 04/03/09, and 1,000 on 04/03/10.

(10)	Restrictions on these shares lapse as follows: 4,000 on 04/02/08, 4,000 on 04/02/09, 4,000 on 04/02/10, and 4,000 on 04/02/11.

(11)	Restrictions on these shares lapse as follows: 500 on 05/25/08 and 500 on 05/25/09.

(12)	Restrictions on these shares lapse as follows: 500 on 04/03/08, 500 on 04/03/09, and 500 on 04/03/10.

(13)	Restrictions on these shares lapse as follows: 500 on 04/02/08, 500 on 04/02/09, 500 on 04/02/10, and 500 on 04/02/11.

Stock Vested Table

The table below lists the number of shares of restricted common stock held by each of our named executive officers as of December 31, 2007 that vested (pursuant to the terms of the related restricted stock award agreement) during 2007.

	Stock Awards
	Number of Shares	Value Realized
Name	Acquired on Vesting (#)	on Vesting ($)(1)

Ivan Kaufman	0	$0
Paul Elenio	3,700	$107,351
Fred Weber	25,000	$745,100
Gene Kilgore	9,000	$263,360
Mark Fogel	1,500	$44,245

(1)	Value realized equals the fair market value of the shares on the date the shares vested.

Potential Payments Upon Termination of Change in Control

The Company does not maintain employment, severance or change in control agreements with any of the named executive officers and therefore, the Company is not obligated to pay cash severance to any of the named executive officers upon a termination of their employment.

The terms of the named executive officers’ restricted stock award agreements provide for accelerated vesting of the restricted stock upon the occurrence of a “change in control” (as defined in the agreements) of the Company. If a change in our control were to occur on December 31, 2007 at a price equal to $16.11, the closing price of the Company’s common stock on that date, the value of the acceleration would be the same as the dollar amount set forth in the “— Outstanding Equity Awards at Fiscal Year End.”

Director Compensation

The Compensation Committee’s recommendations regarding director compensation are reported to, and approved by, the full Board of Directors. The Compensation Committee grants restricted stock awards to new directors upon their election to the Board of Directors on a pro rata basis.

The following table sets forth the compensation amounts paid by us to our directors for the year ended December 31, 2007.

	Fees Earned or Paid		Stock Awards
Name	in Cash ($)		($)(1)(2)(3)		Total ($)

John J. Bishar, Jr.	$30,750	(4)	$16,065	(4)	$46,815	(4)
Archie R. Dykes	$48,000		$23,162		$71,162
Karen K. Edwards	$45,000		$33,385		$78,385
William Helmreich	$42,000		$37,363		$79,363
Walter K. Horn(5)	$0		$53,772		$53,772
C. Michael Kojaian	$41,000		$37,363		$78,363
Melvin F. Lazar	$57,000		$30,230		$87,230
Joseph A. Martello(5)	$0		$94,456		$94,456
Kyle A. Permut	$36,000		$33,385		$69,385

(1)	Represents the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2007 in accordance with SFAS No. 123(R) for restricted common stock awards granted in 2005, 2006 and 2007 (without reflecting estimates of forfeitures). All awards are valued based on the closing price of the common stock on the applicable date of grant. Note 11 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for 2007 contains more information about the Company’s accounting for stock-based compensation arrangements. Dividends are paid on the shares of restricted common stock, whether or not vested, at the same rate and in the same manner as paid to our other common stockholders.

(2)	The shares still subject to vesting at December 31, 2007 are listed in the table below.

	Number of Shares of	Market Value of Shares
	Stock That Have Not	of Stock that Have Not
Name	Vested (#)	Vested ($)*

John J. Bishar, Jr.	500	$8,055
Archie R. Dykes	834	$13,436
Karen K. Edwards	945	$15,224
William Helmreich	1,334	$21,491
Walter K. Horn	4,780	$77,006
C. Michael Kojaian	1,334	$21,491
Melvin F. Lazar	1,112	$17,914
Joseph Martello	6,500	$104,715
Kyle A. Permut	945	$15,224

*	Based on the closing price of the Company’s common stock on December 31, 2007 of $16.11.

(3)	The grant date fair value of restricted stock awards granted during 2007 is as follows:

	Number of Shares	Grant Date Fair Value
Name	Granted (#)	of Stock Awards ($)

John J. Bishar, Jr.	750	$22,935
Archie R. Dykes	750	$22,680
Karen K. Edwards	1,417	$42,850
William Helmreich	1,500	$45,360
Walter K. Horn	1,600	$48,384
C. Michael Kojaian	1,500	$45,360
Melvin F. Lazar	1,167	$35,290
Joseph Martello	5,000	$151,200
Kyle A. Permut	1,417	$42,850

(4)	Mr. Bishar was appointed to the Board of Directors effective April 12, 2007.

(5)	Mr. Horn, who is currently our Secretary and was our General Counsel and Director of Compliance until his retirement from those positions effective January 1, 2008, and Mr. Martello, the Chief Operating Officer of Arbor Management, LLC (which is the managing member of Arbor Commercial Mortgage, our external manager) do not receive fees for their service as directors. The amounts shown in the Stock Awards column of the table above relate to restricted stock awards granted to Messrs. Horn and Martello pursuant to the Company’s 2003 Omnibus Stock Incentive Plan in their capacities as service providers to the Company.

Each of our non-management directors is paid a director’s fee of $25,000 per year. Each independent director who serves as chairman of the Audit Committee is paid an additional fee of $10,000 per year, each independent director who serves as chairman of the Compensation Committee is paid an additional fee of $5,000 per year and each independent director who serves as chairman of the Nominating/Corporate Governance Committee is paid an additional fee of $3,000 per year. Each non-management director is also paid (i) a fee of $2,000 for each board or committee meeting that he or she attends in person, and (ii) a fee of $1,000 for each telephone board or committee meeting that he or she attends. In addition, we reimburse all directors for reasonable out of pocket expenses incurred in connection with their services on the Board of Directors. We also reimburse all directors up to $2,500 per year for continuing education costs incurred in connection with their services on the Board of Directors.

Additional Grants Under the Stock Incentive Plan

On April 2, 2008, we granted a total of 216,740 shares of restricted common stock to certain of our employees and employees of our Manager, including four of our named executive officers, Messrs. Elenio, Fogel, Kilgore and Weber. One-fifth of the number of shares granted to each award recipient vested as of the date of grant and the remaining four-fifths will vest ratably over the ensuing four years at a rate of 25% on each of the subsequent four anniversary dates of the date of grant. On April 2, 2008 we also granted a total of 14,000 shares of restricted common stock to our non-management directors. One-third of the number of shares granted to each non-management director vested immediately, an additional third will vest on April 2, 2009 and the final third will vest on April 2, 2010.

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors has reviewed and discussed the “Compensation Discussion and Analysis” with the Company’s management. Based upon this review and their discussions, the Compensation Committee recommended that the Board of Directors include the “Compensation Discussion and Analysis” in the Company’s proxy statement for its 2008 annual meeting of stockholders.

Compensation Committee:

C. Michael Kojaian (Chair)
Archie R. Dykes
William Helmreich
Melvin F. Lazar

April 8, 2008

Compensation Committee Interlocks and Insider Participation

Messrs. Kojaian and Lazar and Drs. Helmreich and Dykes served as members of our Compensation Committee during 2007. Dr. Helmreich has been retained as a part-time consultant in the capacity of chairman for Academic Affairs by North Shore Hebrew Academy since 2000. Prior to 2000, Dr. Helmreich was the President of North Shore Hebrew Academy. Our Chairman and Chief Executive Officer, Mr. Kaufman, and Dr. Helmreich are both members of the Board of Trustees of North Shore Hebrew Academy High School.

Equity Compensation Plan Information

The following table presents information as of December 31, 2007 regarding the Company’s 2003 Omnibus Stock Incentive Plan and the incentive compensation provisions of our management agreement with Arbor Commercial Mortgage, which are our only equity compensation plans:

	Number of Securities to be	Weighted Average
	Issued Upon Exercise of	Exercise Price of	Number of Securities
	Outstanding Options,	Outstanding Options,	Remaining Available
Plan Category	Warrants and Rights	Warrants and Rights	for Future Issuance

Equity compensation plans approved by security holders:
2003 Omnibus Stock Incentive Plan	0	N/A	214,495
Incentive Compensation pursuant to Management Agreement(1)	0	N/A	See Note 2
Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	0	N/A	214,495	(2)

(1)	Pursuant to the terms of our management agreement with Arbor Commercial Mortgage, at least 25% of the incentive compensation earned by our Manager is payable in shares of our common stock having a value equal to the average closing price per share for the last twenty days of the fiscal quarter for which the incentive compensation is being paid. Arbor Commercial Mortgage has the right to elect to receive 100% of the incentive compensation in shares of our common stock. See “Compensation Discussion and Analysis — Management Agreement” for information regarding the terms of our management agreement and the incentive compensation payable to Arbor Commercial Mortgage thereunder. Our sole stockholder immediately prior to the date we entered into the management agreement with Arbor Commercial Mortgage approved the issuance of shares of our common stock to Arbor Commercial Mortgage pursuant to the incentive compensation provisions of the management agreement.

(2)	The number of securities remaining available for future issuance to Arbor Commercial Mortgage as incentive compensation pursuant to the management agreement depends on the amount of incentive compensation earned by Arbor Commercial Mortgage in the future and therefore is not yet determinable.

See “Additional Grants Under the Stock Incentive Plan” for restricted stock awards granted in April 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table indicates how many shares of our common stock are beneficially owned by:

•	each of our directors and each nominee for director;

•	each of our executive officers; and

•	all of our directors and executive officers as a group.

The following table also indicates how many shares of our common stock are beneficially owned by each person known to the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of our common stock, in each case, based solely on, and as of the date of, such person’s filing of a Schedule 13D or Schedule 13G with the SEC.

Unless otherwise indicated, the persons named in the following table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

The following table does not list the 3,776,069 outstanding shares of our special voting preferred stock that are currently held by Arbor Commercial Mortgage as a separate class of our voting securities. These 3,776,069 shares of special voting preferred stock entitle the holder to one vote on all matters submitted to a vote of our stockholders and are paired with an equal number of operating partnership units, each of which is currently redeemable for cash or, at our option, shares of our common stock, generally on a one-for-one basis. Each share of special voting preferred stock will be redeemed and cancelled by us upon the redemption of its paired operating partnership unit for cash or shares of our common stock. In accordance with SEC beneficial ownership rules, the following table attributes to Arbor Commercial Mortgage (and to Mr. Kaufman, as the controlling owner of Arbor Commercial Mortgage) beneficial ownership of the 3,776,069 shares of common stock that may be issued upon redemption of the 3,776,069 operating partnership units currently held by Arbor Commercial Mortgage.

	Shares of Common Stock
	Beneficially Owned
Name and Address(1):	Number (2)	Percentage (3)

Ivan Kaufman(4)	5,035,290	20.5%
Arbor Commercial Mortgage, LLC(4)	4,910,741	20.0%
Wellington Management Company LLP(5)	1,840,305	8.8%
BlackRock, Inc.(6)	1,573,271	7.6%
John J. Bishar, Jr.	3,050	*
Archie R. Dykes	4,750	*
Karen K. Edwards	8,000	*
William Helmreich	42,500	*
Walter K. Horn(7)	26,500	*
C. Michael Kojaian(8)	1,006,500	4.8%
Melvin F. Lazar	27,000	*
Joseph Martello(9)	31,340	*
Kyle A. Permut	24,417	*
Paul Elenio(10)	33,140	*
Mark Fogel(11)	17,840	*
Gene Kilgore(12)	92,090	*
Fred Weber(13)	220,640	1.1%
All directors and executive officers as a group (14 persons)	6,573,057	31.6%

*	Less than one percent.

(1)	Unless otherwise indicated in the following footnotes, the address for each person or entity listed in the table above is 333 Earle Ovington Boulevard, Suite 900, Uniondale, New York, 11553.

(2)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes securities over which a person has voting or investment power and securities that a person has the right to acquire within 60 days of the date hereof.

(3)	The 20,836,847 shares of our common stock outstanding at April 2, 2008 are considered the total number of shares of our common stock outstanding for the purpose of calculating each person’s percentage of beneficial ownership of shares of our common stock. In accordance with SEC beneficial ownership rules, shares of common stock subject to options or warrants exercisable within 60 days of the date hereof are deemed to be outstanding for computing the percentage of beneficial ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of beneficial ownership of any other person. Therefore, the 3,776,069 shares of common stock that may be issued upon the redemption of the 3,776,069 operating partnership units currently held by Arbor Commercial Mortgage are deemed to be outstanding for computing the percentage of beneficial ownership of Arbor Commercial Mortgage and Ivan Kaufman, as the controlling owner of Arbor Commercial Mortgage, but are not deemed outstanding for computing the percentage of beneficial ownership of any other person listed in the table above.

(4)	Includes 3,776,069 operating partnership units currently held by Arbor Commercial Mortgage, each of which is currently redeemable for cash or, at our option, shares of our common stock, generally on a one-for-one basis. Mr. Kaufman, together with (i) the Ivan and Lisa Kaufman Family Trust, (ii) the Ivan Kaufman Grantor Retained Trust and (iii) Arbor Management, LLC, the managing member of Arbor Commercial Mortgage and an entity owned wholly by Mr. Kaufman and his wife, beneficially own approximately 91% of the outstanding membership interests of Arbor Commercial Mortgage.

(5)	Based on information included in the Schedule 13G filed by Wellington Management Company, LLP on February 14, 2008. The address for Wellington Management Company, LLP is 75 State Street, Boston, MA 02109.

(6)	Based on information included in the Schedule 13G filed by BlackRock, Inc. on February 8, 2008. The address for BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(7)	Mr. Horn, through his wife, holds a 1.3% Class B membership interest in Arbor Commercial Mortgage. For purposes of the SEC’s beneficial ownership rules, the operating partnership units held by Arbor Commercial Mortgage are not deemed to be beneficially owned by Mr. Horn.

(8)	Includes 1,000,000 shares of common stock purchased by Kojaian Ventures, L.L.C., of which the sole members are Mr. Kojaian and Kojaian Ventures — MM, Inc., of which Mr. Kojaian is the sole stockholder.

(9)	Mr. Martello holds a 1.3% Class B membership interest in Arbor Commercial Mortgage. For purposes of the SEC’s beneficial ownership rules, the operating partnership units held by Arbor Commercial Mortgage are not deemed to be beneficially owned by Mr. Martello.

(10)	Mr. Elenio holds a 0.2% Class B membership interest in Arbor Commercial Mortgage. For purposes of the SEC’s beneficial ownership rules, the operating partnership units held by Arbor Commercial Mortgage are not deemed to be beneficially owned by Mr. Elenio.

(11)	Mr. Fogel holds a 0.09% Class B membership interest in Arbor Commercial Mortgage. For purposes of the SEC’s beneficial ownership rules, the operating partnership units held by Arbor Commercial Mortgage are not deemed to be beneficially owned by Mr. Fogel.

(12)	Mr. Kilgore holds a 0.3% Class B membership interest in Arbor Commercial Mortgage. For purposes of the SEC’s beneficial ownership rules, the operating partnership units held by Arbor Commercial Mortgage are not deemed to be beneficially owned by Mr. Kilgore.

(13)	Mr. Weber holds a 0.9% Class B membership interest in Arbor Commercial Mortgage. For purposes of the SEC’s beneficial ownership rules, the operating partnership units held by Arbor Commercial Mortgage are not deemed to be beneficially owned by Mr. Weber.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a class of our equity securities registered pursuant to Section 12 of the Exchange Act, to file reports of ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than 10% stockholders are required to furnish us with copies of all Forms 3, 4 and 5 they file.

Based solely on the Company’s review of the copies of such forms received by it, or written representations from certain reporting persons that no filings were required for those persons, the Company believes that during and with respect to the fiscal year ended December 31, 2007 all filings required by Section 16(a) of the Exchange Act were timely made except for the following filings: the Form 3 of Mark Fogel, filed on April 4, 2007, with respect to his appointment as an executive officer of the Company as of October 7, 2005; the Forms 4 of Arbor Commercial Mortgage and Ivan Kaufman, each filed on February 22, 2007, with respect to 121,005 shares of common stock granted to Arbor Commercial Mortgage pursuant to the management agreement on February 5, 2007; the Forms 4 of Arbor Commercial Mortgage and Ivan Kaufman, each filed on May 15, 2007, with respect to 137,873 shares of common stock granted to Arbor Commercial Mortgage pursuant to the management agreement on May 10, 2007; the Forms 4 of Arbor Commercial Mortgage and Ivan Kaufman, each filed on August 14, 2007, with respect to 269,984 shares of common stock granted to Arbor Commercial Mortgage pursuant to the management agreement on August 1, 2007; the Form 5 of Ivan Kaufman, filed on February 14, 2008, with respect to his indirect acquisition of 5,000 shares of common stock on October 15, 2007; and the Form 4 of Ivan Kaufman, filed on April 4, 2008, with respect to his indirect acquisition of 146 shares of common stock on August 14, 2007 and 1,052 shares of common stock on August 15, 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy Regarding the Review, Approval or Ratification of Transactions with Related Persons

In recognition of the fact that transactions involving related parties can present potential or actual conflicts of interest or create the appearance that Company decisions are based on considerations other than the best interests of the Company and its stockholders, the Board of Directors has adopted a written policy, the Policy and Procedures With Respect to Related Person Transactions, which we refer to as our Related Persons Policy, which provides for the review and approval (or, if completed, ratification) by the Independent Director Committee (or, in certain circumstances, the Chairperson of the Independent Director Committee) of all transactions involving the Company in which a related party is known to have a direct or indirect interest, including transactions required to be reported under paragraph (a) of Item 404 of Regulation S-K promulgated by the SEC. All Related Persons are required to report to our secretary, who is required to submit to our Independent Director Committee any such related party transaction prior to its completion.

Our Related Persons Policy covers all transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest.

A “Related Person”, as defined in our Related Persons Policy, means any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company; any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities; any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

In reviewing any related person transaction, all of the relevant facts and circumstances must be considered, including (i) the related person’s relationship to us and his or her interest in the transaction, (ii) the proposed aggregate value of the transaction, or, in the case of indebtedness, the amount of principal that would be involved, (iii) the benefits to us, (iv) the availability of comparable products or services that would avoid the need for a related person transaction and (v) the terms of the transaction and the terms available to unrelated third parties or to employees generally.

Relationships with Our Manager

Ownership Interest in Arbor

Arbor Commercial Mortgage currently owns 3,776,069 units of partnership interest in our operating partnership, representing an approximately 15.5% partnership interest in our operating partnership. Each of the 3,776,069 operating partnership units currently held by Arbor Commercial Mortgage are paired with one share of our special voting preferred stock, each of which entitles the holder to one vote on all matters submitted to a vote of our stockholders. Combined with its ownership of shares of our common stock, Arbor Commercial Mortgage is currently entitled to a number of votes representing approximately 20% of the voting power of our outstanding voting securities.

Common Management

Mr. Ivan Kaufman, our Chairman and Chief Executive Officer, is also the Chief Executive Officer of Arbor Commercial Mortgage. Mr. Kaufman and entities controlled by Mr. Kaufman collectively own 91% of the outstanding membership interests in Arbor Commercial Mortgage. Mr. Joseph Martello, one of our directors, currently serves as the Chief Operating Officer of Arbor Management, LLC, the managing member of Arbor

Commercial Mortgage. Mr. Martello owns a 1.3% interest in Arbor Commercial Mortgage and is also the sole trustee of the Ivan and Lisa Kaufman Family Trust for the benefit of Mr. Kaufman’s family, which owns a 35% interest in Arbor Commercial Mortgage, and a co-trustee, along with Mr. Kaufman, of the Ivan Kaufman Grantor Retained Annuity Trust, which also owns an equity interest in Arbor Commercial Mortgage. Mr. Paul Elenio, our Chief Financial Officer and treasurer, currently serves as the Chief Financial Officer of Arbor Commercial Mortgage. Mr. Elenio owns a 0.2% interest in Arbor Commercial Mortgage. Mr. Walter Horn, our Secretary and one of our directors, served as the Secretary of Arbor Commercial Mortgage until his retirement from this position effective January 1, 2008. Mr. Horn owns a 1.3% interest in Arbor Commercial Mortgage, which is held in his wife’s name. Mr. Fred Weber, our Executive Vice President of Structured Finance, was responsible for overseeing Arbor Commercial Mortgage’s structured finance and principal transactions group from 1999 until July 1, 2003. Mr. Weber owns a 0.9% interest in Arbor Commercial Mortgage. Mr. Gene Kilgore, our Executive Vice President — Structured Securitization, owns an interest in Arbor Commercial Mortgage which represents 0.3% of the outstanding membership interests. Mr. Mark Fogel, our Senior Vice President — Asset Management owns a 0.09% interest in Arbor Commercial Mortgage. Each of Messrs. Kaufman, Martello, Elenio, Weber, Kilgore and Horn is a member of Arbor Commercial Mortgage’s executive committee.

Arbor Commercial Mortgage Registration Rights

We have granted Arbor Commercial Mortgage shelf registration rights, or, if such rights are not available, demand registration rights with respect to shares of our common stock that may be issued upon redemption of operating partnership units. Holders of our operating partnership units are entitled to participate in primary or secondary offerings of our common stock with respect to such shares. We have also agreed to certain restrictions on the registration rights that we may grant to any other holder or prospective holder of our securities without the prior written consent of the holders of the majority of the shares of common stock and common stock equivalents representing or underlying the then outstanding securities that are registrable under the registration rights agreements.

Management and Services Agreements

We and our operating partnership have entered into a management agreement with Arbor Commercial Mortgage, pursuant to which Arbor Commercial Mortgage provides for the day to day management of our operations. Arbor Commercial Mortgage is also required to provide us with a right of first refusal with respect to all structured finance investment opportunities in the multi-family and commercial real estate markets that are identified by Arbor Commercial Mortgage or its affiliates as long as such investment opportunities are consistent with our investment objectives and guidelines and such investment opportunities would not adversely affect our status as a REIT. We have agreed not to pursue, and to allow Arbor Commercial Mortgage to pursue, any opportunity in structured finance investment opportunities in the multi-family and commercial real estate markets if the opportunity is rejected by our credit committee and a majority of our independent directors. We are required to pay Arbor Commercial Mortgage a base management fee and an incentive management fee, as well as reimburse Arbor Commercial Mortgage for certain of its expenses. We incurred $3.2 million in base management fees to Arbor Commercial Mortgage for management services rendered for the year ended December 31, 2007. All amounts incurred have been paid to date. Our Manager earned $40.8 million in incentive compensation for the year ended December 31, 2007 which included $21.8 million recorded as management fee expense and $19.0 million recorded as prepaid management fees.

We and our operating partnership have also entered into a services agreement with Arbor Commercial Mortgage pursuant to which our asset management group provides asset management services to Arbor Commercial Mortgage. In the event that the services provided by our asset management group pursuant to the agreement exceed by more than 15% per quarter the level of activity anticipated by our Board of Directors, we will negotiate in good faith with our Manager an adjustment to our Manager’s base management fee under the management agreement, to reflect the scope of the services, the quantity of serviced assets or the time required to be devoted to the services by our asset management group. As of December 31, 2007, there have been no such adjustments pursuant to the services agreement.

Non-Competition Agreement

We have entered into a non-competition agreement with Mr. Kaufman pursuant to which he has agreed not to pursue any structured finance opportunities in the multi-family and commercial real estate markets unless a majority of our independent directors affirmatively approves the pursuit by Mr. Kaufman of such opportunity that a majority of our independent directors and our credit committee have rejected such opportunity on our behalf. Mr. Kaufman has also agreed that if he is no longer an affiliate of Arbor Commercial Mortgage and, within the first five years of the term of the management agreement, he is no longer our Chief Executive Officer other than because of certain reasons specified in the non-competition agreement, he will not engage in the structured finance lending business for a period of one year after the earlier of his departure from us or the regular expiration of the one year origination period described in the management agreement. Mr. Kaufman’s non-competition agreement also prohibits Mr. Kaufman from soliciting our customers or employees during its term.

Benefits Participation Agreement

We have also entered into a benefits participation agreement with Arbor Commercial Mortgage, pursuant to which our employees are able to participate in any employee benefit plans maintained by Arbor Management for the benefit of Arbor Commercial Mortgage employees. Arbor Management charges us an amount equal to its cost of providing benefits to each of our employees.

Related Party Loans and Investments

Due to related party was $2.4 million at December 31, 2007 and consisted of $3.2 million of management fees that were due to Arbor Commercial Mortgage and remitted in February 2008, which was partially offset by $0.8 million of extension and filing fees received by Arbor Commercial Mortgage which were remitted to us in February 2008. Due to related party was $4.0 million at December 31, 2006 and consisted of $3.9 million of management fees that were due to Arbor Commercial Mortgage and remitted in February 2007 and $0.1 million of escrows received at loan closings that were due to Arbor Commercial Mortgage and remitted in January 2007.

As of December 31, 2006 and 2005, we had a $7.75 million first mortgage loan that bore interest at a variable rate of one month LIBOR plus 4.25% and was scheduled to mature in March 2006. In March 2006, this loan was extended for one year with no other change in terms. The underlying property was sold to a third party in March 2007. We provided the financing to the third party and, in conjunction with the sale, the original loan was repaid in full in March 2007. The largest aggregate principal amount outstanding for this loan during the years ended December 31, 2007 and 2006 was $7.75 million. Interest income recorded from this loan for the years ended December 31, 2007 and 2006 was approximately $0.1 million and $0.7 million, respectively. The original loan was made to NSH Affordable Housing of Indiana, a not-for-profit corporation that holds and manages investment property from the endowment of North Shore Hebrew Academy High School. Two of our directors, Mr. Kaufman and Dr. Helmreich, are members of the board of trustees of North Shore Hebrew Academy High School and NSH Affordable Housing of Indiana, Inc.

At June 30, 2007, we had a $1.3 million first mortgage co-op loan which was past its maturity date. The loan was contributed to us by Arbor Commercial Mortgage in 2003 as part of the initial capitalization for Arbor Commercial Mortgage’s equity ownership in our operating partnership. In July 2007, Arbor Commercial Mortgage purchased the $1.3 million loan back from us at par including all accrued and unpaid interest. We had also sold a participating interest in the loan for $125,000 which was recorded as a financing and was included in notes payable. The loan participation was satisfied in September 2007.

In June 2007, we provided a $0.6 million mezzanine loan for the development of a 38 unit rental apartment complex in Connecticut that matures in July 2012 and bears interest at a fixed rate of 7.97%. The first mortgage loan was originated by Arbor Commercial Mortgage. The borrower was delinquent and in October 2007, Arbor Commercial Mortgage purchased the $0.6 million loan from us at par including all accrued and unpaid interest.

Every transaction entered into between us and an entity in which Arbor Commercial Mortgage holds equity interests raises a potential conflict of interest. Conflicts of interest with respect to these investments include, among others, decisions regarding (1) whether to waive defaults of such borrower, (2) whether to foreclose on the investment and (3) whether to permit additional financing on the properties securing our investments other than financing provided by us.

Arbor Commercial Mortgage may from time to time provide permanent mortgage loan financing to clients of ours, which will be used to refinance bridge financing provided by us. We and Arbor Commercial Mortgage may also make loans to the same borrower or to borrowers that are under common control. Additionally, our policies and those of Arbor Commercial Mortgage may require us to enter into intercreditor agreements in situations where loans are made by us and Arbor Commercial Mortgage to the same borrower.

In addition, we may enter into future transactions with Arbor Commercial Mortgage with the approval of our independent directors.

Equity Investments in Our Borrowers

930 Flushing & 80 Evergreen

In June 2003, Arbor Commercial Mortgage invested approximately $0.8 million in exchange for a 12.5% preferred interest in a joint venture, which owns and operates two commercial properties located at 80 Evergreen and 930 Flushing Avenue in New York City. We purchased this investment from Arbor Commercial Mortgage in August 2003. We subsequently contributed an additional $0.3 million and $0.4 million and $0.1 million in 2004, 2005 and 2006, respectively. During 2007, we contributed an additional $0.4 million to the joint venture increasing our equity investment to approximately $0.7 million at December 31, 2007. We account for this investment under the equity method.

We had a $4.8 million bridge loan and a $3.5 million mezzanine loan outstanding to affiliated entities of the joint venture. The loans required monthly interest payments based on one month LIBOR and matured in November 2006 and June 2006, respectively. In August 2005, the joint venture refinanced one of these properties with a $25 million bridge loan that we provided which matures in August 2010 with a fixed rate of 6.45% and has an outstanding principal balance of $24.9 million at December 31, 2007. Proceeds from this loan were used to pay off senior debt as well as our $3.5 million mezzanine loan. Excess proceeds were distributed to each of the members in accordance with the operating agreement of which we received $1.3 million. We recorded this amount as a return of our equity investment in 2005.

The bridge loan was extended for one year periods in both 2006 and 2007 and has a current maturity date of October 2008 and an outstanding principal balance of $4.7 million at December 31, 2007.

450 West 33rd Street

As of December 31, 2006, we had a mezzanine loan outstanding totaling $45 million to 450 Partners Mezz III LLC, a wholly-owned subsidiary of 450 Westside Partners, LLC and the owner of 100% of the outstanding membership interests in 450 Partners Mezz II LLC, who used the proceeds to refinance an office building. The mezzanine loan was scheduled to mature in March 2015 and had a fixed interest rate of 8.17%. We also held an equity and profits interest in the underlying partnership of approximately 29% and had a preferred equity investment of approximately $2.7 million with a 12.5% return.

In May 2007, we, as part of an investor group for the 450 West 33rd Street partnership, transferred control of the underlying property to Broadway Partners for a value of approximately $664.0 million. The investor group, on a pro-rata basis, retained an approximate 2% ownership interest in the property and 50% of the property’s air rights. In accordance with this transaction, the joint venture members agreed to guarantee $258.1 million of the $517.0 million of new debt outstanding on the property. The guarantee expires at the earlier of maturity or prepayment of the debt and was allocated to the members in accordance with their ownership percentages. The guarantee is callable, on a pro-rata basis, if the market value of the property declines below the $258.1 million of debt guaranteed. Our portion of the guarantee is $76.3 million. The transaction was structured to provide for a tax deferral for an estimated period of seven years.

We received approximately $134.1 million in proceeds upon completion of this transaction of which $76.0 million related to the 29% equity and profits interest, $10.4 million related to yield maintenance on the prepayment of the mezzanine debt and the 12.5% return on the preferred equity investment, $45.0 million for the repayment in full of the mezzanine debt and $2.7 million as a return of the preferred equity investment. We paid an incentive management fee to Arbor Commercial Mortgage of approximately $21.6 million.

We recorded deferred revenue of approximately $77.1 million as a result of the guarantee on a portion of the new debt, prepaid expenses related to the incentive management fee on the deferred revenue of approximately $19.0 million, an investment in equity affiliates of approximately $1.1 million related to our 29% interest in the 2% retained ownership, interest income of approximately $10.4 million and incentive management fee expense of approximately $2.6 million for year ended December 31, 2007.

In July 2007, we purchased a $50.0 million mezzanine loan secured by this property which matures in July 2009 and bears interest at LIBOR plus 4.35%. The outstanding balance on this loan was $50.0 million at December 31, 2007. Our equity investment was approximately $1.1 million at December 31, 2007.

200 Fifth Avenue/1107 Broadway

In 2005, we invested $10.0 million in exchange for a 20% ownership interest in 200 Fifth LLC, which owned two properties in New York City. It was intended that the properties, with over one million square feet of space, would be converted into residential condominium units. We also provided loans to three partners in the investor group totaling $13 million, all of which were repaid by December 31, 2007. In 2005, we purchased three mezzanine loans totaling $137.0 million from the primary lender. These loans were secured by the properties, required monthly interest payments based on one month LIBOR and had a maturity date of April 2008. We sold a participating interest in one of the loans for $59.4 million which was recorded as a financing and was included in notes payable. We repaid the notes payable in May 2007 in conjunction with the satisfaction of the $137.0 million mezzanine loan, upon the sale (described below) of one of the underlying properties.

For the years ended December 31, 2007, 2006 and 2005 we capitalized $0.3 million, $0.9 million and $0.5 million, respectively, of interest on our equity investment. We also contributed an additional $3.6 million and $4.2 million to the joint venture for the years ended December 31, 2007 and 2006, respectively.

In May 2007, we, as part of an investor group in the 200 Fifth LLC holding partnership, sold the 200 Fifth Avenue property for net proceeds of approximately $450.0 million and the investor group, on a pro-rata basis, retained an adjacent building located at 1107 Broadway. The partnership used the net proceeds from the sale to repay the $402.5 million outstanding debt on both the 200 Fifth Avenue and the 1107 Broadway properties, and used the remaining proceeds as a return of invested capital to the partners. As a result of the transaction, we received $9.5 million in proceeds as a return on our invested capital and was repaid in full on our $137.0 million mezzanine debt, including all applicable interest. We recorded approximately $11.4 million net, in income before minority interest related to our 20% equity interest, which consisted of a $24.2 million gain recorded as income from equity affiliates and expenses of a $9.0 million provision for income taxes and a $3.8 million incentive management fee paid to the our Manager. The partnership retained the 1107 Broadway property. In December 2007, we received a $0.6 million distribution from escrow funds related to our interest in the 200 Fifth Avenue property, which was recorded as income from equity affiliates.

In October 2007, the partnership sold 50% of its economic interest in the 1107 Broadway property. The partnership was recapitalized with financing of approximately $343 million, of which approximately $203 million was funded with the unfunded portion to be used to develop the property. We received net proceeds of approximately $39.0 million from this transaction as a return of invested capital. The investor group, on a pro-rata basis, retains a 50% economic interest in the property, representing approximately $29 million of capital. We recorded approximately $2.3 million net, in income before minority interest related to our 20% equity interest, which consisted of $4.8 million as income from equity affiliates and expenses of a $1.8 million provision for income taxes and a $0.7 million incentive management fee paid to our Manager. We also recorded a $5.7 million investment in equity affiliate and a net deferred gain of $3.5 million related to our 10% retained interest in the 1107 Broadway property. The partnership intends to develop this property into a mix of residential and retail uses. Our equity investment was approximately $5.7 million at December 31, 2007.

Alpine Meadows

In July 2007, we invested $13.2 million in exchange for a 39% profits interest with an 18% preferred return in the Alpine Meadows ski resort, which consists of approximately 2,163 total acres in northwestern Lake Tahoe, California. Our invested capital represents 65% of the total equity of the transaction and we will be allocated 65% of the losses. We also provided a $30.5 million first mortgage loan that matures in August 2009 and bears interest at pricing over one month LIBOR. The outstanding balance on this loan was $29.4 million at December 31, 2007. Our equity investment was approximately $13.2 million at December 31, 2007.

St. John’s Development

In December 2006, we originated a $25.0 million bridge loan with a maturity date in September 2007 with two, three month extensions that bears interest at a fixed rate of 12%. The loan is secured by 20.5 acres of usable land and 2.3 acres of submerged land located on the banks of the St. John’s River in downtown Jacksonville, Florida and is currently zoned for the development of up to 60 dwellings per acre. In October 2007, the borrower sold the property to an investor group, in which we have a 50% non-controlling interest, for $25.0 million. The investor group assumed the $25.0 million mortgage with a new maturity date of October 2009 and a change in the interest rate to LIBOR plus 6.48%.

The managing member of the investor group is an experienced real estate developer who retains a 50% interest in the partnership and has funded a $2.9 million interest reserve for the first year. If the loan is not satisfied during the first year, we will fund a $2.9 million interest reserve for the second year. We also contributed $0.5 million to cover other operational costs of acquiring and maintaining the property and we retain a non-controlling 50% equity interest in the property. Our equity investment was approximately $0.5 million at December 31, 2007.

Prime Outlets

In December 2003, we invested approximately $2.1 million in exchange for a 50% non-controlling interest in Prime Outlets Member, LLC (“POM”), which owns 15% of a real estate holding company that owns and operates factory outlet shopping centers. We account for this investment under the equity method. Additionally, we have a 16.7% carried profits interest in the borrowing entity.

As of December 31, 2005, we had a mezzanine loan outstanding to an affiliate entity of the joint venture for $30.1 million. In addition, we had a $10.0 million junior loan participation interest outstanding to an affiliate entity of the joint venture as of December 31, 2005. The loans required monthly interest payments based on one month LIBOR and matured in January 2006. In June 2005, POM refinanced the debt on a portion of the assets in its portfolio, receiving proceeds in excess of the amount of the previously existing debt. The excess proceeds were distributed to each of the partners in accordance with POM’s operating agreement of which we received $36.5 million. In accordance with this transaction, the joint venture members of POM agreed to guarantee $38.0 million of the new debt. The guarantee expires at the earlier of maturity or prepayment of the debt and would require performance by the members if not repaid in full. This guarantee was allocated to the members in accordance with their ownership percentages. Of the distribution we received during 2005, $17.2 million was recorded as interest income, representing the portion attributable to the 16.7% carried profits interest, $2.1 million was recorded as a return of our equity investment, $8.0 million was recorded as income from equity affiliates, representing the portion attributable to the 7.5% equity interest, and $9.2 million was recorded as deferred revenue, representing our portion of the $38.0 million guarantee.

In January 2006, POM refinanced the debt on a portion of the assets in its portfolio and repaid in full the debt that was added in June 2005 and the $30.1 million mezzanine loan and the $10.0 million junior loan participating interest that we had outstanding as of December 31, 2005. As a result, the $38.0 million guarantee was removed and we recorded the $9.2 million of deferred revenue, $6.3 million as interest income and $2.9 million as income from equity affiliates. In 2006, POM refinanced the debt on a portion of the assets in its portfolio, receiving proceeds in excess of the amount of the previously existing debt. The excess proceeds were distributed to each of the partners in accordance with POM’s operating agreement. In December 2006, we received a $6.0 million distribution from POM and recorded $4.1 million as interest income, representing the portion attributable to the 16.7% carried profits interest, and $1.9 million as income from equity affiliates, representing the portion attributable to the 7.5% equity interest.

In 2007, we received distributions from POM of $16.2 million as a result of excess proceeds from refinancing and sales activities on certain assets in the POM portfolio. The excess proceeds were distributed to each of the partners in accordance with POM’s operating agreement. We recorded $11.2 million as interest income representing the portion attributable to the 16.7% carried profits interest and $5.0 million as income from equity affiliates representing the portion attributable to the 7.5% equity interest. Our equity investment was $0 at December 31, 2007.

Other Relationships and Related Transactions

Mr. Fred Weber, our Executive Vice President of Structured Finance, continues to serve on Arbor Commercial Mortgage’s executive committee and provide services to Arbor Commercial Mortgage. Mr. Weber does not receive a salary from Arbor Commercial Mortgage but may receive production payments from Arbor Commercial Mortgage for originating loans on its behalf. Mr. Walter Horn, our Secretary and one of our directors, served as the Secretary of Arbor Commercial Mortgage until his retirement from this position effective January 1, 2008. Mr. Horn does not receive a salary from Arbor Commercial Mortgage.

Arbor Management LLC, the managing member of Arbor Commercial Mortgage, has made loans during the past few years to several of our executive officers in order for them to finance their Class B membership interests of Arbor Commercial Mortgage. The largest aggregate outstanding principal balance to Mr. Elenio during the two year period ended December 31, 2007 was $35,714 and the outstanding balance as of December 31, 2007 was $22,857. Mr. Elenio made principal payments totaling $6,429 during both the years ended December 31, 2007 and 2006. The interest rate on the loans is prime and interest payments totaled $2,006 and $2,474 during the years ended December 31, 2007 and 2006, respectively. In January 2008, Arbor Management LLC issued a $25,000 loan to Mr. Elenio increasing his outstanding balance to $47,857. The largest outstanding principal balance to Mr. Weber during the two year period ended December 31, 2007 was $100,000 and there was no outstanding balance as of December 31, 2007. Mr. Weber made principal payments totaling $0 and $100,000 during the years ended December 31, 2007 and 2006, respectively. The interest rate on the loan was prime and interest payments totaled $0 and $1,833 during the years ended December 31, 2007 and 2006, respectively. The largest aggregate outstanding principal balance to Mr. Kilgore during the two year period ended December 31, 2007 was $50,000 and the outstanding balance as of December 31, 2007 was $39,286. Arbor Management, LLC issued a $25,000 loan to Mr. Kilgore in 2006. Mr. Kilgore made principal payments totaling $7,143 and $3,571 during the years ended December 31, 2007 and 2006, respectively. The interest rate on the loans is prime and interest payments totaled $2,535 and $3,342 during the years ended December 31, 2007 and 2006, respectively. In January 2008, Arbor Management LLC issued a $100,000 loan to Mr. Kilgore increasing his outstanding balance to $139,286. The largest outstanding principal balance to Mr. Horn during the two year period ended December 31, 2007 was $14,571 and the outstanding balance as of December 31, 2007 was $14,571. Mr. Horn did not make any principal payments during the years ended December 31, 2007 and 2006. The interest rate on the loan is prime and interest payments totaled $1,186 and $1,172 during the years ended December 31, 2007 and 2006, respectively. The largest aggregate outstanding principal balance to Mr. Fogel during the two year period ended December 31, 2007 was $12,500 and the outstanding balance as of December 31, 2007 was $9,821. Arbor Management, LLC issued a $6,250 loan to Mr. Fogel in 2006. Mr. Fogel made principal payments totaling $1,786 and $893 during the years ended December 31, 2007 and 2006, respectively. The interest rate on the loans is prime and interest payments totaled $836 for both the years ended December 31, 2007 and 2006. In January 2008, Arbor Management LLC issued a $25,000 loan to Mr. Fogel increasing his outstanding balance to $34,821. Our current policies and procedures, as well as those of Arbor Commercial Mortgage, do not allow for the lending of funds to any of our directors, officers or employees.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board of Directors, following the recommendation of the Nominating/Corporate Governance Committee, has recommended that Mr. Ivan Kaufman, Mr. C. Michael Kojaian and Mr. Melvin F. Lazar, each be elected to serve on the Board of Directors, each until the Company’s annual meeting of stockholders for 2011 and until their respective successors are duly elected and qualify.

Each nominee has consented to being named in this proxy statement and to serve if elected. If, prior to the annual meeting, any nominee should become unavailable to serve, the shares of voting securities represented by a properly executed and returned proxy will be voted for such additional nominee as shall be designated by the Board of Directors, unless the Board of Directors determines to reduce the number of directors in accordance with the Company’s charter and bylaws.

Election of each of the director nominees named in this Proposal No. 1 requires the affirmative vote of a plurality of the shares of our voting securities cast in the election of directors at the annual meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the Board of Directors’ nominees. Votes may be cast in favor of or withheld with respect to all of the director nominees, or any of them.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES FOR DIRECTORS IDENTIFIED ABOVE.

PROPOSAL NO. 2

AMENDMENT TO THE COMPANY’S 2003 OMNIBUS STOCK INCENTIVE PLAN TO
AUTHORIZE AN ADDITIONAL 400,000 SHARES OF THE COMPANY’S COMMON STOCK
FOR ISSUANCE UNDER THE PLAN

We are asking the Company’s stockholders to approve an amendment to the Company’s 2003 Omnibus Stock Incentive Plan, as amended and restated on July 29, 2004 and further amended on May 25, 2005 and March 20, 2008 (the “Stock Incentive Plan”), to increase the total number of shares of our common stock authorized and reserved for issuance under the Stock Incentive Plan by 400,000 shares. Following approval of the amendment to the Stock Incentive Plan, the total number of shares authorized and reserved for future issuance under the Stock Incentive Plan will not exceed 433,755 shares.

On March 20, 2008, the Board of Directors amended the Stock Incentive Plan to increase the total number of shares of our common stock authorized and reserved for issuance under the Stock Incentive Plan by 50,000 shares such that a total of 735,000 shares of common stock were reserved and authorized for issuance thereunder. As of April 2, 2008, immediately after giving effect to the grant of 230,740 shares of our common stock under the Stock Incentive Plan as of such date, an aggregate of 701,245 shares subject to restricted stock awards were outstanding and 33,755 shares remained available for future grants.

The Board of Directors believes that the Stock Incentive Plan is an important factor in attracting and retaining the high caliber employees and other service providers essential to the Company’s success and in aligning those individuals’ long-term interests with those of our stockholders. Therefore, on April 8, 2008, the Board of Directors amended the Stock Incentive Plan, subject to the approval of the Company’s stockholders at the 2008 annual meeting of stockholders, to increase by 400,000 shares the maximum aggregate number of shares with respect to which awards may be granted under the Stock Incentive Plan. The amendment is intended to ensure that the Stock Incentive Plan will have available the number of shares necessary to meet these needs, and the Board of Directors believes that approval of the amendment to the Stock Incentive Plan is in the best interests of the Company and its stockholders.

The material features of the Stock Incentive Plan are summarized below. The following summary does not purport to be complete, and is subject to and qualified in its entirety by reference to the complete text of the Stock Incentive Plan.

General

Restricted stock awards may be granted under the Stock Incentive Plan. A total of 735,000 shares of the Company’s common stock are currently reserved for issuance pursuant to awards under the Stock Incentive Plan, subject to adjustment upon certain corporate transactions. As of April 2, 2008, immediately after giving effect to the grant of 230,740 shares of our common stock under the Stock Incentive Plan as of such date, an aggregate of 701,245 shares subject to restricted stock awards were outstanding and 33,755 shares remained available for future grants. If any shares subject to an award are forfeited, the forfeited shares that were subject to the award will become available for future grants under the Stock Incentive Plan.

Upon stockholder approval of the amendment to the Stock Incentive Plan, as specified in this Proposal No. 2, the total number of shares reserved for issuance will be 433,755 shares. On April 8, 2008, the closing price of the Company’s common stock was $17.76, as reported on the New York Stock Exchange.

Purpose

The purpose of the Stock Incentive Plan is to enable the Company to attract and retain highly qualified personnel who will contribute to the Company’s success and to provide incentives to employees and other service providers that are linked directly to increases in stockholder value, and will therefore inure to the benefit of all of the Company’s stockholders.

Administration

The Stock Incentive Plan is administered by the Company’s Board of Directors or, at the board’s discretion, by a committee appointed by the board (each, the “plan administrator”). The plan administrator has the authority to grant awards and otherwise administer the Stock Incentive Plan. All decisions made by the plan administrator pursuant to the provisions of the Stock Incentive Plan are final, conclusive and binding upon all persons.

Eligibility

Officers, directors, employees, consultants (including employees of Arbor Commercial Mortgage who provide services to the Company) and advisors of the Company, its parent or subsidiaries are eligible to receive awards under the Stock Incentive Plan. As of April 2, 2008, there were approximately 62 individuals eligible to receive awards under the Stock Incentive Plan.

Restricted Stock

A restricted stock award is an award of shares of common stock that is subject to restrictions on transferability and such other restrictions, if any, as the plan administrator may determine in its sole discretion. The restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established criteria, in such installments or otherwise, as the plan administrator may determine.

Restricted stock awards may be issued either alone or in addition to other awards granted under the Stock Incentive Plan. The recipient of a restricted stock award does not have any rights with respect to any such award until he or she has executed an award agreement evidencing the award and delivered an executed copy to the Company generally within a period of 60 days after the grant date.

Except to the extent restricted under the award agreement relating to the restricted stock, the recipient of a restricted stock award generally has all of the rights of a stockholder. The rights of a restricted stock award recipient upon termination of employment or service is as set forth in the award agreement governing such award and the terms of the award agreement may differ from award to award. The Company’s restricted stock awards generally provide that upon cessation of employment with or service to the Company, shares of restricted stock and any and all accrued but unpaid dividends that at the time have not been released from restrictions will be forfeited.

Adjustments Upon Certain Corporate Transactions

In the event of any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the Company’s common stock, the plan administrator shall determine to what extent an equitable substitution or proportionate adjustment shall be made in (1) the aggregate number of shares of the common stock reserved for issuance under the Stock Incentive Plan, and (2) the kind, number and purchase price of shares of the common stock subject to outstanding awards of restricted stock granted under the plan. Other substitutions or adjustments shall be made as determined in the plan administrator’s discretion, including the cancellation of any outstanding awards in exchange for payment in cash or other property.

Effect of a Change in Control

The treatment of restricted stock awards in the event of a change in control of the Company is set forth in the award agreement governing such award, which treatment may vary from award to award. The Company’s restricted stock agreements generally provide that all restrictions lapse as of the date of the change in control. The definition of a “change in control” is provided in the restricted stock agreement and may vary from award to award. Generally a “change in control” will occur upon the occurrence of one of the following events:

•	a person is or becomes the owner of 25% or more of the voting stock of the Company;

•	directors serving on the board on the date of the award agreement and any new directors whose election or nomination is approved or recommended by at least a two-thirds vote of the directors then still in office who either were directors on the date of the award agreement or whose election or nomination was previously so approved or recommended, cease to constitute a majority of directors;

•	consummation of a merger or consolidation of the Company or any subsidiary with any other corporation; or

•	approval by the Company’s stockholders of a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition of all or substantially all of the Company’s assets.

Amendment and Termination

The Company’s Board of Directors may amend, alter or discontinue the Stock Incentive Plan but cannot take any action that would impair the rights of an award recipient without such recipient’s consent. To the extent necessary and desirable, the Board of Directors must obtain approval of the stockholders for any amendment that would: (a) other than through adjustment as provided in the Stock Incentive Plan, increase the total number of shares of our common stock reserved for issuance under the Stock Incentive Plan; or (b) change the class of officers, directors, employees, consultants and advisors eligible to participate in the Stock Incentive Plan. The plan administrator may amend the terms of any award granted under the Stock Incentive Plan, prospectively or retroactively but generally may not impair the rights of any award recipient without his or her consent.

The Stock Incentive Plan will terminate on June 25, 2013, provided that any awards then outstanding under the Stock Incentive Plan may extend beyond that date.

New Plan Benefits

The Company cannot determine the number of restricted stock awards under the Stock Incentive Plan, if approved, that will be granted in 2008 because these grants will be made at the discretion of the plan administrator and, accordingly, are not yet determinable.

Vote Required for Approval of the Amendment to the Stock Incentive Plan

Approval of the amendment to the Stock Incentive Plan requires the affirmative vote of a majority of the votes cast on the proposal at the annual meeting by holders of our voting securities; provided that the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal. For purposes of the vote on the Stock Incentive Plan, abstentions will have the same effect as votes against the proposal and broker non-votes will have the same effect as votes against the proposal, unless holders of more than 50% in interest of all securities entitled to vote on the proposal cast votes, in which event broker non-votes will not have any effect on the result of the vote. If stockholder approval of the amendment to the Stock Incentive Plan is not obtained, then no issuances pursuant to the Stock Incentive Plan will be made that, when combined with the number of shares previously issued pursuant to the plan and not otherwise forfeited, exceeds in the aggregate 735,000 shares of our common stock.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE COMPANY’S 2003 OMNIBUS STOCK INCENTIVE PLAN
TO AUTHORIZE AN ADDITIONAL 400,000 SHARES OF THE COMPANY’S
COMMON STOCK FOR ISSUANCE UNDER THE PLAN.

PROPOSAL NO. 3

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2008

The Audit Committee of our Board of Directors has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2008. The board has endorsed this appointment. Ernst & Young audited our consolidated financial statements for fiscal years ended December 31, 2007 and December 31, 2006. A representative of Ernst & Young is expected to be present at the annual meeting and will be available to respond to appropriate questions from our stockholders and will be given an opportunity to make a statement if he or she desires to do so.

Stockholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the Board of Directors is submitting the appointment of Ernst & Young to the stockholders for ratification as a matter of good corporate governance. Ratification of the selection of Ernst & Young as our independent registered public accounting firm for fiscal year 2008 requires the affirmative vote of a majority of the shares of our voting securities cast on the proposal at the annual meeting.

If this appointment is not ratified by our stockholders, the Audit Committee and the board may reconsider its recommendation and endorsement, respectively. Abstentions will not be counted as having been voted and will have no effect on the outcome of the vote for this proposal. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Independent Accountants’ Fees

Aggregate fees for professional services rendered for us by Ernst & Young and its affiliates for fiscal years ended December 31, 2007 and December 31, 2006 were as follows:

	2007	2006

Audit Fees	$1,245,981	$903,866
Audit-Related Fees	98,687	299,124
Tax Fees	0	0
All Other Fees	0	0

Total	$1,344,668	$1,202,990

The Audit Fees billed were for professional services rendered for the audit of our consolidated financial statements for fiscal years ended December 31, 2007 and December 31, 2006 and for other services, including compliance with the Sarbanes-Oxley Act of 2002, issuance of comfort letters, consents and review of the Company’s registration statements under the Securities Act that were filed with the SEC in those fiscal years.

The Audit-Related Fees were for professional services rendered relating to (i) due diligence and agreed-upon procedures for 2007, and (ii) due diligence and agreed-upon procedures for 2006 as well as the Company’s collateralized debt obligation transactions that were completed in January and December 2006.

Audit Committee Pre-Approval Policy

In accordance with applicable laws and regulations, the Audit Committee reviews and pre-approves any non-audit services to be performed by Ernst & Young to ensure that the work does not compromise its independence in performing audit services. The Audit Committee also reviews and pre-approves all audit services. In some cases, pre-approval of a particular category or group of services, such as tax consulting services and audit services, is provided by the full Audit Committee for up to a year and is subject to a specific budget. In other cases, the chairman of the Audit Committee has the delegated authority from the full Audit Committee to pre-approve additional services, and such pre-approvals are then communicated to the full Audit Committee.

The policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances. No services were provided by Ernst & Young during 2006 and 2007 under such provision.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION
OF THE APPOINTMENT OF ERNST & YOUNG LLP
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR FISCAL YEAR 2008.

PROPOSAL NO. 4

A STOCKHOLDER PROPOSAL CONCERNING
DECLASSIFICATION OF THE BOARD OF DIRECTORS

Arbor received a formal stockholder proposal from Gerald R. Armstrong (Address: 820 Sixteenth Street, No. 705, Denver, Colorado 80202-3227; Telephone: (303) 355-1199). Mr. Armstrong owns 200 shares of common stock of Arbor. In accordance with federal securities regulations, we have included Mr. Armstrong’s proposal exactly as submitted to Arbor.

RESOLUTION

That the shareholders of ARBOR REALTY TRUST, INC. request its Board of Directors to take the steps necessary to eliminate classification of terms of its Board of Directors to require that all Directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously-elected Directors.

STATEMENT

The proponent believes the election of directors is the strongest way that shareholders influence the directors of any corporation. Currently, our board of directors is divided into three classes with each class serving three-year terms. Because of this structure, shareholders may only vote for one-third of the directors each year. This is not in the best interest of shareholders because it reduces accountability.

U.S. Bancorp, Associated Banc-Corp, Piper-Jaffray Companies, Fifth-Third Bancorp, Pan Pacific Retail Properties, Qwest Communications International, Xcel Energy, Greater Bay Bancorp, North Valley Bancorp, Pacific Continental Corporation, Regions Financial Corporation, CoBiz Financial Inc., Marshall & Illsley Corporation, and Wintrust Financial, Inc. are among the corporations electing directors annually because of the efforts of the proponent.

The performance of our management and our Board of Directors is now being more strongly tested due to economic conditions and the accountability for performance must be given to the shareholders whose capital has been entrusted in the form of share investments.

A study by researchers at Harvard Business School and the University of Pennsylvania’s Wharton School titled “Corporate Governance and Equity Prices” (Quarterly Journal of Economics, February, 2003), looked at the relationship between corporate governance practices (including classified boards) and firm performance. The study found a significant positive link between governance practices favoring shareholders (such as annual directors election) and firm value.

While management may argue that directors need and deserve continuity, management should become aware that continuity and tenure may be best assured when their performance as directors is exemplary and is deemed beneficial to the best interests of the corporation and its shareholders.

The proponent regards as unfounded the concern expressed by some that annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by shareholders. In the unlikely event that shareholders do vote to replace all directors, such a decision would express dissatisfaction with the incumbent directors and reflect a need for change.

If you agree that shareholders may benefit from greater accountability afforded by annual election of all directors, please vote “FOR” this proposal.

BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION TO PROPOSAL NO. 4

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL NO. 4
FOR THE FOLLOWING REASONS:

Arbor and its Board of Directors are committed to good corporate governance practices that will benefit the Company’s stockholders. Arbor’s classified board structure has been in place prior to the Company’s initial public offering, and since its incorporation in 2003. Neither the Board of Directors nor the Nominating and Corporate Governance Committee believe that directors who serve three-year terms are any less accountable to stockholders than directors who serve a series of one-year terms. Arbor’s Board of Directors has carefully considered this stockholder proposal and continues to believe that a classified board structure offers significant advantages and is in the best interests of Arbor’s stockholders. In particular, the Board of Directors believes that stockholders should consider the following:

•	Continuity and Experience — Arbor’s classified board structure is designed to promote continuity of leadership. Electing directors to staggered three-year terms helps ensure that the Board of Directors will have directors with prior experience with, and knowledge of, Arbor’s business and strategy. Directors with this experience are a valuable resource and are well-positioned to make fundamental decisions in the best interests of Arbor and its stockholders. Further, the Board of Directors believes that a longer term for directors enhances the independence of non-employee directors by focusing directors on long-term and sustainable growth, profitability and stockholder value. The Board of Directors believes that this continuity and experience facilitates Arbor’s ability to maximize stockholder value and that the risk of losing all of its incumbent directors in a single year could result in significant harm to Arbor and its stockholders.

•	Protection Against Hostile Bidders — In the event of an unfriendly or unsolicited effort to take over or restructure the Company, Arbor’s classified board structure facilitates the Board of Directors’ ability to obtain the best outcome for the Company’s stockholders by giving it time to negotiate with the hostile bidder and to consider alternative methods of maximizing stockholder value. If a hostile bidder wages a proxy context to gain control of the Board of Directors in order to facilitate the acceptance of its bid, a classified board structure only allows the hostile bidder to replace one-third of Arbor’s existing directors at any annual stockholders meeting. Such a bidder would be required to stage and win proxy contests at two successive annual stockholders meetings in order to gain control of the Board of Directors. Therefore, the classified board structure prevents a rapid takeover of Arbor and requires a potential buyer to negotiate with a Board of Directors consisting of a majority of seasoned directors independent of the potential acquiror. This leverage is critical given the possibility for a potential bidder to attempt to exploit temporarily depressed valuations. Declassification of the Board of Directors would eliminate these benefits and therefore provide the Board of Directors with less time to evaluate a takeover proposal, negotiate the best result for all stockholders and consider alternatives.

•	Independence and Accountability — Six (6) of Arbor’s 10 current directors are independent pursuant to the NYSE corporate governance standards and seven (7) of Arbor’s 10 directors are non-employee directors. Four (4) of Arbor’s 10 current directors have joined the Board of Directors within the past three years, bringing new and diverse perspectives and experience to the Board of Directors. Arbor’s directors are fully accountable to its stockholders and their duties as directors are the same regardless of the length of their terms.

In order for Proposal No. 4 to be approved at Arbor’s 2008 annual stockholders meeting, it would have to receive the affirmative vote of a majority of the votes cast on the proposal. If approved, this proposal would not automatically eliminate Arbor’s classified board structure. Rather, it is a non-binding proposal requesting that Arbor’s Board of Directors take the necessary steps to declassify the Board of Directors. A formal amendment repealing the classified board provision of Arbor’s charter would need to be advised by Arbor’s Board of Directors and submitted to Arbor’s stockholders for approval at a subsequent stockholders meeting. In order for this charter amendment to be approved, it would have to receive the affirmative vote of at least two-thirds of all the votes entitled to be cast on the proposed charter amendment by holders of our then outstanding voting securities, including our then outstanding common stock and special voting preferred stock, voting together as a single class.

THE BOARD OF DIRECTORS BELIEVES IT IS IN THE BEST INTERESTS
OF ARBOR’S STOCKHOLDERS TO REJECT PROPOSAL NO. 4
AND RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

STOCKHOLDER PROPOSALS FOR 2009

Proposals received from stockholders in accordance with Rule 14a-8 under the Exchange Act are given careful consideration by our Nominating/Corporate Governance Committee and our Board of Directors. If a stockholder intends to present a proposal at the Company’s 2009 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act, in order for such stockholder proposal to be included in the Company’s proxy statement for that meeting, the stockholder proposal must be received by the Company at its corporate headquarters, located at 333 Earle Ovington Boulevard, Suite 900, Uniondale, New York 11553, Attention: Secretary, on or before December 10, 2008.

In order for a stockholder proposal submitted outside of Rule 14a-8 to be considered at the Company’s 2009 annual meeting of stockholders, such proposal must contain the information required by the Company’s bylaws and be received by the Company in accordance with the Company’s bylaws. Pursuant to the Company’s current bylaws, stockholder proposals made outside of Rule 14a-8 under the Exchange Act must be submitted not later than January 10, 2009 and not earlier than December 11, 2008; provided, however, in the event that mailing of the notice for the 2009 annual meeting of stockholders is advanced more than 30 days prior to or delayed more than 30 days after April 10, 2009, a proposal by a stockholder to be timely must be delivered not earlier than the 120th day prior to the date that mailing of the notice for such meeting is first made and not later than the close of business on the later of (1) the 90th day prior to the date that mailing of the notice for such meeting is first made and (2) the tenth day following the date on which public announcement of the date of the 2009 annual meeting of stockholders is first made.

OTHER MATTERS

Our Board of Directors knows of no other matters that have been submitted for consideration at this annual meeting. If any other matters properly come before our stockholders at this annual meeting, the persons named on the enclosed proxy card intend to vote the shares they represent in accordance with their discretion.

By Order of the Board of Directors,

Walter K. Horn
Secretary

April 10, 2008
Uniondale, New York

ANNUAL MEETING OF STOCKHOLDERS OF ARBOR REALTY TRUST, INC. May 21, 2008 Please date, sign and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20330030300000000000 3 052108 The Board of Directors recommends a vote FOR Proposal 1. The Board of Directors recommends a vote FOR Proposal 2. Proposal 1. Election of three Class II directors to serve on the Board of Directors of Proposal 2. Approval of an amendment to the Arbor Realty Trust, Inc. Arbor Realty Trust, Inc. 2003 Omnibus Stock Incentive Plan (the “Plan”) to authorize NOMINEES: an additional 400,000 shares of common stock of Arbor FOR ALL NOMINEES O Ivan Kaufman Realty Trust, Inc. for issuance under the Plan O C. Michael Kojaian O Melvin F. Lazar WITHHOLD AUTHORITY The Board of Directors recommends a vote FOR Proposal 3. FOR ALL NOMINEES Proposal 3. Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of Arbor Realty FOR ALL EXCEPT Trust, Inc. for fiscal year 2008. (See instructions below) The Board of Directors recommends a vote AGAINST Proposal 4. Proposal 4. A stockholder proposal requesting that the Board of Directors of Arbor Realty Trust, Inc. (the “Company”) take the steps necessary to eliminate the classification of terms of the Company’s directors to require that all of the Company’s directors stand for election annually. Proposal 5. To vote and otherwise represent the undersigned on any other matter that INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” properly comes before the meeting or any adjournment or postponement and fill in the circle next to each nominee you wish to withhold, as shown here: thereof in the discretion of the proxy holder. This proxy, when properly executed, will be voted in the manner directed below. If this proxy is executed but no instruction is given, this proxy will be voted “FOR” all nominees listed in Proposal 1, “FOR” Proposals 2 and 3 and “AGAINST” Proposal 4. The proxies are hereby authorized to vote in their discretion upon such other matters as may properly come before the meeting or any postponements or adjournments thereof. The undersigned hereby acknowledges receipt of Arbor Realty Trust, Inc.’s Annual Report to Stockholders for the fiscal year ended December 31, 2007 and the accompanying Notice of Annual Meeting and Proxy Statement and hereby revokes any proxy or proxies heretofore To change the address on your account, please check the box at right and given with respect to the matters set forth above. indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0 ARBOR REALTY TRUST, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 21, 2008 The undersigned stockholder of Arbor Realty Trust, Inc., a Maryland corporation (the “Company”), hereby appoints Paul Elenio and Walter K. Horn, and each of them, the proxy or proxies of the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of Stockholders of the Company to be held on May 21, 2008 at 1:00 p.m., local time, at The Teleconference Center on the lower level of 333 Earle Ovington Boulevard, Uniondale, New York and any postponements or adjournments thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all proxies possessed by the undersigned if personally present at the meeting. This proxy, when properly executed, will be voted in the manner directed on the reverse side. If this proxy is executed but no instruction is given, this proxy will be voted “FOR” all nominees listed in Proposal 1, “FOR” Proposals 2 and 3 and “AGAINST” Proposal 4. The proxies are hereby authorized to vote in their discretion upon such other matters as may properly come before the meeting or any adjournment or postponement thereof. (Continued and to be signed on the reverse side) 14475